EXHIBIT 23
-------------------------------------------------------------------------------

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webster Financial Corporation


We consent to the incorporation by reference in the registration statements (Nos. 33-13244, 33-38286, 333-37530, 333-88021, 333-33228, 333-71141, 333-71983
and 333-48548) on Forms S-8 and the registration statements (Nos. 33-63967, 33-65428, 333-37714, 333-81563, 333-71707, 333-67074 and 333-60656) on Form S-3
of Webster Financial Corporation of our report dated January 22, 2002, relating to the Consolidated Statements of Condition of Webster Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related Consolidated Statements of Income, Comprehensive Income, Shareholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Webster Financial Corporation.


/s/ KPMG LLP


Hartford, Connecticut
March 20, 2002

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                          Page
                                                                          ----

     Management's Report                                                  F-2

     Independent Auditor's Report                                         F-2

     Consolidated Statements of Condition                                 F-3

     Consolidated Statements of Income                                    F-4

     Consolidated Statements of Shareholders' Equity                      F-5

     Consolidated Statements of Comprehensive Income                      F-6

     Consolidated Statements of Cash Flows                                F-7

     Notes to Consolidated Financial Statements                           F-9

MANAGEMENT'S REPORT
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

The management of Webster is responsible for the integrity and objectivity of the financial and operating information contained in this annual report, including the Consolidated Financial Statements covered by the Independent Auditors' Report. These statements were prepared in conformity with accounting principles generally accepted in the United States of America and include amounts that are based on the best estimates and judgment of management.

Webster has internal controls which provide management with reasonable assurance that transactions are recorded and executed in accordance with its authorizations, that assets are properly safeguarded and accounted for, and that financial records are maintained so as to permit preparation of financial statements in accordance with generally accepted accounting principles. The internal control components include formal procedures, an organizational structure that segregates duties, and a comprehensive program of periodic audits by the internal auditors. Webster has also instituted policies which require employees to maintain the highest level of ethical standards.

In addition, the Audit Committee of the Board of Directors, consisting solely of independent outside directors, meets periodically with management, the internal auditors and the independent auditors to review internal controls, audit results and accounting principles and practices, and annually recommends to the Board of Directors the selection of independent auditors.

/s/ James C. Smith                                  /s/ William J. Healy

James C. Smith                                      William J. Healy
Chairman and Chief Executive Officer                Executive Vice President and
                                                    Chief Financial Officer
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
WEBSTER FINANCIAL CORPORATION
WATERBURY, CONNECTICUT

We have audited the accompanying consolidated statements of condition of Webster Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Webster Financial Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

January 22, 2002
Hartford, Connecticut

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CONDITION


                                                                                                      At December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except share and per share data)                                               2001                       2000
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:

Cash and due from depository institutions                                            $       218,908                    265,035
Interest-bearing deposits                                                                     35,937                      1,751
Securities: (Notes 3 and 9)
  Trading, at fair value                                                                          --                          6
  Available for sale, at fair value                                                        3,999,133                  3,143,327
  Held to maturity, (fair value: $248,215 in 2000)                                                --                    261,747
Loans receivable, net (Notes 4 and 5)                                                      6,869,911                  6,819,209
Accrued interest receivable                                                                   54,288                     69,733
Premises and equipment, net (Note 6)                                                          82,808                     94,263
Intangible assets                                                                            320,051                    326,142
Cash surrender value of life insurance                                                       163,023                    174,295
Deferred tax asset, net                                                                       33,158                     33,917
Prepaid expenses and other assets                                                             80,165                     60,083
-----------------------------------------------------------------------------------------------------------------------------------
    Total assets                                                                     $    11,857,382                 11,249,508
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits (Note 7)                                                                    $     7,066,471                  6,981,128
Federal Home Loan Bank advances (Note 8)                                                   2,531,179                  2,380,074
Securities sold under agreement to repurchase and other borrowings (Note 9)                1,002,185                    650,151
Accrued expenses and other liabilities                                                        91,503                    148,204
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                     10,691,338                 10,159,557
-----------------------------------------------------------------------------------------------------------------------------------

Corporation-obligated mandatorily redeemable capital securities
  of subsidiary trusts (Note 18)                                                             150,000                    150,000
Preferred stock of subsidiary corporation (Note 19)                                            9,577                     49,577

Commitments and contingencies (Notes 4, 5 and 20)                                                 --                         --

SHAREHOLDERS' EQUITY: (NOTE 13)
  Common stock, $.01 par value:
    Authorized - 200,000,000 shares at December 31, 2001 and 2000; Issued -
    49,502,742 shares at December 31, 2001
    and 49,502,843 shares at December 31, 2000                                                   495                        495
  Paid-in capital                                                                            415,194                    416,334
  Retained earnings                                                                          590,254                    490,078
  Less Treasury stock at cost, 353,325 shares at December 31,
    2001 and 563,417 shares at December 31, 2000                                             (10,141)                   (13,361)
  Unearned compensation                                                                       (3,998)                    (1,640)
  Less employee stock ownership plan shares purchased with debt                                 (286)                      (642)
  Accumulated other comprehensive income (loss)                                               14,949                       (890)
-----------------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                              1,006,467                    890,374
-----------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                       $    11,857,382                 11,249,508
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                        Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share data)                                       2001                  2000                  1999
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Loans                                                                 $    519,920               518,315               435,326
Securities and interest-bearing deposits                                   237,315               220,596               210,466
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest income                                                    757,235               738,911               645,792
-----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Deposits (Note 7)                                                          216,335               224,294               203,805
Borrowings                                                                 173,421               188,101               138,474
-----------------------------------------------------------------------------------------------------------------------------------
  Total interest expense                                                   389,756               412,395               342,279
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                        367,479               326,516               303,513
Provision for loan losses (Note 5)                                          14,400                11,800                 9,000
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                        353,079               314,716               294,513
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Fees and service charges                                                    72,323                60,059                49,523
Insurance commissions                                                       21,751                14,360                 7,167
Trust and investment services                                               18,346                18,184                10,246
Financial advisory services                                                 15,525                 1,290                    --
Gain on sale of loans and loan servicing, net                                2,771                 3,956                 4,434
Increase in cash surrender value of life insurance                           9,164                 8,555                 7,892
Gain on sale of securities, net (Note 3)                                    10,621                 8,445                 4,248
Gain on sale of deposits                                                        --                 4,859                    --
Other income                                                                11,597                 9,113                 9,120
-----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest income                                                 162,098               128,821                92,630
-----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES:
Compensation and benefits                                                  142,899               122,257               106,493
Occupancy                                                                   25,643                24,774                20,892
Furniture and equipment                                                     27,878                26,302                22,302
Intangible amortization                                                     31,227                22,400                13,780
Marketing                                                                    8,728                 9,118                 9,584
Professional services                                                        8,516                 7,399                 9,144
Acquisition-related (Note 16)                                                   --                    --                 9,500
Capital securities (Note 18)                                                14,462                14,323                14,645
Dividends on preferred stock of subsidiary corporation (Note 19)               985                 4,151                 4,151
Branch reconfiguration                                                       3,703                    --                    --
Other expenses                                                              44,891                36,406                33,970
-----------------------------------------------------------------------------------------------------------------------------------
  Total noninterest expenses                                               308,932               267,130               244,461
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary item and cumulative
  effect of change in accounting method                                    206,245               176,407               142,682
Income taxes (Note 12)                                                      69,430                58,116                47,332
-----------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item and cumulative
  effect of change in accounting method                                    136,815               118,291                95,350
Extraordinary item - early extinguishment of debt
  (net of tax benefit of $596) (Note 8)                                     (1,209)                   --                    --
Cumulative effect of change in method of accounting
  (net of tax benefit of $1,196) (Note 10)                                  (2,418)                   --                    --
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                            $    133,188               118,291                95,350
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER COMMON SHARE (NOTE 14):
  Basic                                                               $       2.71                  2.58                  2.14
  Diluted                                                                     2.68                  2.55                  2.10
-----------------------------------------------------------------------------------------------------------------------------------



See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                 Employee     Accumulated
                                                                                                   Stock         Other
                                                                                                 Ownership      Compre-
                                                                                    Unearned    Plan Shares     hensive
                                      Common     Paid-in    Retained     Treasury    Compen-     Purchased      Income
(In thousands, except per share data)  Stock     Capital    Earnings       Stock     sation      With Debt      (Loss)      Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998           $  457      308,790    325,805      (27,914)        --         (1,339)    20,655      626,454
-----------------------------------------------------------------------------------------------------------------------------------

Net income for 1999                      --           --     95,350           --         --             --          --       95,350
Dividends paid:
  $.47 per common share                  --           --    (17,532)          --         --             --          --      (17,532)
Cash dividends declared by
  pooled companies prior to
   mergers                               --           --     (3,197)          --         --             --          --       (3,197)
Allocation of ESOP shares                --          348         --           --         --            212          --          560
Exercise of stock options                --       (3,130)        --       12,472         --             --          --        9,342
Common stock repurchased                 --           --         --      (72,161)        --             --          --      (72,161)
Common stock issued in
  consideration for purchase
   acquisitions                          (5)      (4,672)        --       84,456         --             --          --       79,779
Net unrealized loss on
  securities available for
   sale, net of taxes                    --           --         --           --         --             --     (82,788)     (82,788)
Other, net                               --           --        (13)        (127)        --             --          --         (140)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999           $  452      301,336    400,413       (3,274)        --         (1,127)    (62,133)     635,667
-----------------------------------------------------------------------------------------------------------------------------------

Net income for 2000                      --           --    118,291           --         --             --          --      118,291
Dividends paid:
  $.62 per common share                  --           --    (28,645)          --         --             --          --      (28,645)
Allocation of ESOP shares                --          814         --           --         --            485          --        1,299
Exercise of stock options                 9       13,299         --           --         --             --          --       13,308
Common stock repurchased                 --           --         --     (110,797)        --             --          --     (110,797)
Consideration granted for
  purchase acquisitions                  34      104,274         --       99,758         --             --          --      204,066
Restricted stock grants, net
  of amortization                        --          (23)       (35)         952     (1,640)            --          --         (746)
Net unrealized gain on
  securities available for
   sale, net of taxes                    --           --         --           --         --             --      61,243       61,243
Common stock retired for
  purchase acquisitions                  --       (3,603)        --           --         --             --          --       (3,603)
Other, net                               --          237         54           --         --             --          --          291
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000           $  495      416,334    490,078      (13,361)    (1,640)          (642)       (890)     890,374
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES


                                                                                                   Employee   Accumulated
                                                                                                     Stock       Other
                                                                                                   Ownership    Compre-
                                                                                     Unearned     Plan Shares   hensive
                                      Common     Paid-in   Retained      Treasury     Compen-      Purchased    Income
(In thousands, except per share data)  Stock     Capital   Earnings        Stock      sation       With Debt    (Loss)       Total
-----------------------------------------------------------------------------------------------------------------------------------
Net income for 2001                      --          --     133,188            --          --           --          --      133,188
Dividends paid:
  $.67 per common share                  --          --     (33,003)           --          --           --          --      (33,003)
Allocation of ESOP shares                --         440          --            --          --          356          --          796
Exercise of stock options                --      (2,961)         --        10,583          --           --          --        7,622
Common stock repurchased                 --          --          --       (11,223)         --           --          --      (11,223)
Consideration granted for
  purchase acquisitions                  --         221          --         1,181          --           --          --        1,402
Restricted stock grants, net
  of amortization                        --       1,160          --         2,679      (2,358)          --          --        1,481
Net unrealized gain on
  securities available for
   sale, net of taxes                    --          --          --            --          --           --      16,720       16,720
Additional minimum pension
  liability, net of tax                  --          --          --            --          --           --        (881)        (881)
Other, net                               --          --          (9)           --          --           --          --           (9)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001            $ 495     415,194     590,254       (10,141)     (3,998)        (286)     14,949    1,006,467
-----------------------------------------------------------------------------------------------------------------------------------

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                           Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                      2001             2000            1999
-----------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                      $  133,188          118,291          95,350

Other comprehensive income (loss), net of tax
  Unrealized net holding gain (loss) on securities available for sale arising during year (net of income tax effect of $14,804, $44,297
    and $(54,370), for 2001, 2000 and 1999, respectively)                           23,570           67,973         (79,865)

Reclassification adjustment for net gains included in
  net income (net of income tax effect of  $3,529, $3,315 and
   $1,992 for 2001, 2000 and 1999, respectively)                                    (6,850)          (6,730)         (2,923)
Additional minimum pension liability (net of income tax effect of $474)               (881)              --              --
-----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss)                                                   15,839           61,243         (82,788)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                            $  149,027          179,534          12,562
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                           Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                       2001             2000            1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                    $    133,188          118,291          95,350
Adjustments to reconcile net income to net cash provided by operating activities:
  Provision for loan losses                                                         14,400           11,800           9,000
  Provision for foreclosed property losses                                              --               --             100
  Depreciation and amortization                                                     21,567           26,800          19,728
  (Accretion) amortization of securities discounts/premiums, net                    (1,774)             471           1,563
  Amortization (accretion) of loan discounts/premiums, net                               4             (928)          3,190
  Amortization of intangible assets                                                 31,227           22,400          13,780
  Implementation of change in accounting method                                      3,614               --              --
  Gains on sale of deposits                                                             --           (4,859)             --
  Gains on sale of foreclosed properties, net                                       (1,094)            (906)           (906)
  Gains on sale of securities                                                      (10,379)         (10,045)         (4,722)
  Gains on sale of loans and servicing, net                                         (2,771)          (3,956)         (4,434)
  (Gains) losses on trading securities, net                                           (242)           1,600             474
  Decrease in trading securities                                                       248           49,346          39,786
  Loans originated for sale                                                     (1,009,808)        (187,921)       (221,171)
  Proceeds from sale of loans, originated for sale                                 883,620          179,591         228,280
  Decrease (increase) in interest receivable                                        15,445           (5,072)          3,734
  (Increase) decrease in prepaid expenses and other assets                         (25,193)         (15,391)          4,343
  (Decrease) increase in interest payable                                          (18,944)           9,294         (12,513)
  (Decrease) increase in accrued expenses and other liabilities, net               (31,421)          31,194            (334)
  Increase in cash surrender value of life insurance                                (9,164)          (8,555)         (7,892)
  Proceeds from surrender of life insurance contracts                               19,008               --              --
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided by operating activities                                         11,531          213,154         167,356
-----------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Purchases of securities, available for sale                                   (2,388,654)      (1,294,590)     (1,150,893)
  Purchases of securities, held to maturity                                             --               --          (1,283)
  Principal collected on securities                                                765,936          293,263         648,648
  Maturities of securities                                                          58,193           13,872         446,910
  Proceeds from sales of securities, available for sale                          1,007,000          955,214         513,714
  Proceeds from sales of securities, held to maturity                                   --               --          15,458
  (Increase) decrease interest-bearing deposits, net                               (34,148)          48,087         (18,654)
  Decrease (increase) in loans, net                                                301,396         (135,167)       (325,366)
  Proceeds from sale of foreclosed properties                                        5,562           10,376          10,081
  Purchases of premises and equipment, net                                          (6,747)          (6,893)        (16,339)
  Net cash (paid) received for purchase acquisitions                               (17,263)         221,625          16,706
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash (used) provided by investing activities                                (308,725)         105,787         138,982
-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Net increase (decrease) in deposits                                               95,134          (79,095)       (405,124)
  Increase (decrease) in FHLB advances                                             151,105          338,729         (87,398)
  Increase (decrease) in securities sold under agreement to repurchase
   and other borrowings                                                             91,223         (384,386)        295,479
  Repayment of Senior Notes                                                            --           (40,000)             --
  Redemption of Series A preferred stock                                           (40,000)              --              --
  Cash dividends to common shareholders                                            (33,003)         (28,645)        (20,729)
  Net (decrease) increase in advance payments for taxes and insurance               (9,791)          (8,803)          6,894
  Exercise of stock options                                                          7,622           13,308           9,342
  Common stock repurchased                                                         (11,223)        (110,797)        (72,161)
-----------------------------------------------------------------------------------------------------------------------------------
  Net cash provided (used) by financing activities                                 251,067         (299,689)       (273,697)
-----------------------------------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash equivalents                                   (46,127)          19,252          32,641
Cash and cash equivalents at beginning of year                                     265,035          245,783         213,142
-----------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $    218,908          265,035         245,783
-----------------------------------------------------------------------------------------------------------------------------------


See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES


                                                                                           Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                        2001            2000            1999
-----------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES:
  Income taxes paid                                                           $     70,070           49,230          50,862
  Interest paid                                                                    408,699          405,502         353,414

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Transfer of loans to foreclosed properties                                         6,212            7,577           9,022
  Reclassification of held to maturity securities to available for sale
    (fair value of $248,215 at January 1, 2001)                                    261,747               --              --

-----------------------------------------------------------------------------------------------------------------------------------

Assets acquired and liabilities assumed in purchase business combinations and assets sold and liabilities extinguished in sale transaction were as follows:


                                                                                           Years ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                        2001           2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
Fair value of noncash assets acquired in purchase acquisitions                $    247,040        1,011,434         283,609
Fair value of liabilities assumed in purchase acquisitions                         251,842        1,232,409         289,918
Common stock issued in purchase acquisitions                                         1,402          200,463          79,779
Fair value of net assets sold in sale transaction                                       --           45,591              --
Fair value of liabilities sold in sale transaction                                      --           35,795              --


-----------------------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------

A)  BASIS OF FINANCIAL STATEMENT PRESENTATION

    1) PRINCIPALS OF CONSOLIDATION

The Consolidated Financial Statements include the accounts of Webster and its subsidiaries. The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") and all significant intercompany transactions have been eliminated in consolidation.

    2) USE OF ESTIMATES IN THE PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

The preparation of the Consolidated Financial Statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, as of the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses for the periods presented. The actual results of Webster could differ from those estimates. Material estimates that are susceptible to near-term changes include the determination of the allowance for loan losses and the valuation allowance for the deferred tax asset.

B)  CASH AND CASH EQUIVALENTS

For the purposes of the Statements of Cash Flows, cash on hand and in banks is reflected as cash and cash equivalents.

C)  SECURITIES

Securities are classified as either, available for sale, held to maturity or trading. Management determines the appropriate classification of securities at the time of purchase. Securities are classified as held to maturity when the Company has the intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Securities bought and held for the purpose of selling in the near term are classified as trading and are carried at fair value, with net unrealized gains and losses recognized currently in noninterest income. Securities not classified as held to maturity or trading are classified as available for sale and are stated at fair value. Unrealized gains and losses, net of tax, on available for sale securities are included in accumulated other comprehensive income (loss), net of income taxes - a separate component of shareholders' equity. The reported value of held to maturity or available for sale securities is adjusted for amortization of premiums or accretion of discounts using a method which approximates the level yield method. Such amortization and accretion is included in interest income from securities. Non-marketable securities, such as FHLB stock, are carried at cost. Unrealized losses on securities are charged to noninterest income when the decline in fair value of a security is judged to be other than temporary. The specific identification method is used to determine realized gains and losses on sales of securities.

D)  LOANS

Loans receivable are stated at the principal amounts outstanding, net of deferred loan fees and/or costs and an allowance for loan losses. Interest on loans is credited to income as earned based on the rate applied to principal amounts outstanding. Loans are placed on nonaccrual status when timely collection of principal and interest in accordance with contractual terms is doubtful. Loans are transferred to a nonaccrual basis generally when principal or interest payments become 90 days delinquent, unless the loan is well secured and in process of collection, or sooner when management concludes circumstances indicate that borrowers may be unable to meet contractual principal or interest payments.

Accrual of interest is discontinued if the loan is placed on nonaccrual status. When a loan is transferred to nonaccrual status, unpaid accrued interest is reversed and charged against income. If ultimate repayment of a nonaccrual loan is expected, any payments received are applied in accordance with contractual terms. If ultimate repayment is not expected or management judges it to be prudent, any payment received on a nonaccrual loan is applied to principal until ultimate repayment becomes expected. Loans are removed from nonaccrual status when they become current as to principal and interest or demonstrate a period of performance under contractual terms and, in the opinion of management, are fully collectible as to principal and interest.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Commercial loans are considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement and all loan types are considered impaired if the loan is restructured in a troubled debt restructuring subsequent to January 1, 1995. Impaired loans included in nonperforming loans generally are nonaccrual commercial type loans, commercial loans past due 90 days or more and still accruing interest, and all loans restructured in a troubled debt restructuring subsequent to January 1, 1995.

Loan origination fees, net of certain direct origination costs and premiums and discounts on loans purchased, are recognized in interest income over the lives of the loans using a method approximating the interest method. Loans held for sale are carried at lower of cost or fair value in the aggregate as determined by outstanding commitments from investors or current market prices for loans with no sale commitments. Net unrealized losses on loans held for sale, if any, are recognized in a valuation allowance by charges to noninterest income.

E)  ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in the loan portfolio. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off, and reduced by charge-offs on loans.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Webster's allowance for loan losses. Such agencies may require Webster to recognize additions to the allowance for loan losses based on judgments different from those of management.

The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans). The Company considers estimated costs to sell on a discounted basis, when determining the fair value of collateral in the measurement of impairment if these costs are expected to reduce the cash flows available to repay or otherwise satisfy the loans.

F)  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS Nos. 137 and 138, effective January 1, 2001. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Statement requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of the derivatives are reported in either earnings or other comprehensive income
(loss), depending on the use of the derivative and whether or not it qualifies for hedge accounting. Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income/loss for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred. There may be increased volatility in net income and other comprehensive income (loss) on an ongoing basis as a result of accounting for derivative instruments in accordance with SFAS No. 133. See Note 10 of Notes to Consolidated Financial Statements contained elsewhere in this report for further discussion of the Company's derivatives activities.

G)  INTEREST-BEARING DEPOSITS

Interest-bearing deposits consist primarily of deposits in the Federal Home Loan Bank ("FHLB") or other short-term investments. These deposits are carried at cost, which approximates market value.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


H)  PREMISES AND EQUIPMENT AND DEPRECIATION

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation of premises and equipment is accumulated on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 15 to 40 years for buildings and improvements and 3 to 20 years for furniture, fixtures and equipment. Amortization of leasehold improvements is calculated on a straight-line basis over the shorter of the useful life of the improvement or the terms of the related leases.

Maintenance and repairs are charged to noninterest expense as incurred and improvements are capitalized. The cost and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated and any resulting gains and losses are credited or charged to income.

Long-lived assets are evaluated periodically for impairment. An assessment of recoverability is performed prior to any writedown of an asset. If circumstances suggest their value may be impaired, an expense would be charged in the current period.

I)  INTANGIBLE ASSETS

Intangible assets consist of core deposit intangibles and goodwill. Intangible assets equal the excess of the purchase price over the fair value of the tangible net assets acquired in acquisitions accounted for using the purchase method of accounting. The core deposit intangibles are being amortized on a straight-line basis over a period of seven to ten years from the acquisition dates. On a periodic basis, management assesses the carrying value of the core deposit intangibles. Goodwill is being amortized on a straight-line basis over periods ranging from twelve to twenty years from the acquisition dates. The Company also reviews goodwill on a periodic basis for events or changes in circumstances that may indicate that the carrying amount of goodwill may not be recoverable, and impairment is recognized as a charge to income if a permanent loss in value is indicated. See "Recent Accounting Standards" within the Management's Discussion and Analysis section contained elsewhere within this report for a discussion on the impact of the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", on January 1, 2002.

J)  CASH SURRENDER VALUE OF LIFE INSURANCE

The investment in life insurance represents the cash surrender value of life insurance policies on officers of the Bank. Increases in the cash surrender value are recorded as other noninterest income. Decreases are the result of collection on the policies due to the death of an insured.

K)  INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance has been provided for a portion of the deferred tax asset that may not be realized. The valuation allowance is adjusted, by a charge or credit to income tax expense, as facts and circumstances warrant.

L)  EMPLOYEE RETIREMENT BENEFIT PLANS

The Bank has a noncontributory pension plan covering substantially all employees. Costs related to this plan, based upon actuarial computations of current and future benefits for employees, are charged to noninterest expense and are funded in accordance with the requirements of the Employee Retirement Income Security Act ("ERISA"). The Bank also accrues costs related to post-retirement benefits.

M)   STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-based Compensation", encourages all companies to adopt a fair value based method of accounting for stock-based employee compensation plans. Under the provisions of this statement, Webster has elected to continue to measure compensation for its stock option plans using the accounting method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." Entities electing to

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


continue to follow APB No. 25 must make pro forma disclosures for net income and earnings per share as if the fair value based method of accounting had been applied. See Note 15 of Notes to Consolidated Financial Statements contained elsewhere within this report. Financial Interpretation ("FIN") No. 44 was issued and was effective July 1, 2000 and clarifies issues related to the application of APB No. 25. Webster's application of APB No. 25 conforms with FIN No. 44.

Compensation expense in connection with the Company's ESOP is recorded based on the average market value of the Company's common stock and the number of shares committed to be released.

N)  LOAN SALES AND SERVICING SALES

Gains or losses on sales of loans are recognized at the time of sale. SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", requires that a mortgage banking entity recognize as a separate asset the value of the right to service mortgage loans for others, regardless of how those servicing rights are acquired. Fair values are estimated considering loan prepayment predictions, historical prepayment rates, interest rates, and other economic factors. For purposes of impairment evaluation and measurement, the Company stratifies mortgage servicing rights based on predominate risk characteristics of the underlying loans including loan type, interest rate (fixed or adjustable) and amortization type. To the extent that the carrying value of mortgage servicing rights exceeds fair value by individual stratum, a valuation allowance is established by a charge to noninterest income. The allowance is adjusted for subsequent changes in fair value. The cost basis of mortgage servicing rights is amortized into noninterest income over the estimated period of servicing revenue.

O)  COMPREHENSIVE INCOME

Comprehensive income includes net income and any changes in equity from non-owner sources that bypass the statements of income (such as changes in net unrealized gains and losses on securities available for sale). At the Company, comprehensive income represents net income plus other comprehensive income, which consists of the net changes for the period in unrealized gains or losses in securities available for sale and minimum pension liability adjustment, net of income taxes. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale and minimum pension liability adjustment, net of income taxes as of the balance sheet dates.

P)  NET INCOME PER COMMON SHARE

Basic net income per common share ("EPS") is calculated by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding. Diluted EPS reflects the potential dilution that could occur if contracts to issue common stock (such as stock options) were exercised or converted into common stock that would then share in the earnings of the Company. Diluted EPS is calculated by dividing net income available to common shareholders by the weighted-average number of common shares outstanding, adjusted for the additional common shares that would have been outstanding if all potentially dilutive common shares were issued during the reporting period. Unallocated employee stock ownership plan ("ESOP") shares are not included in the weighted-average number of common shares outstanding for either basic or diluted earnings per share.

Q) RECLASSIFICATION

Certain financial statement balances as previously reported have been reclassified to conform to the 2001 Consolidated Financial Statements presentation.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2: BUSINESS COMBINATIONS
-----------------------------

PURCHASE TRANSACTIONS

The following acquisitions completed during 2001 and 2000, were accounted for as purchase transactions, and as such, results of operations are included in the Consolidated Financial Statements subsequent to acquisition.

WOLFF ZACKIN & ASSOCIATES AND BENEFIT PLANS DESIGN & ADMINISTRATION

In April 2001, through Webster Insurance, the Company completed its acquisition of Wolff Zackin & Associates Inc. ("Wolff Zackin") and its sister company, Benefits Plans Design & Administration Inc. ("Benefit Plans"). Wolff Zackin is a multiple lines insurance business specializing in personal and corporate life insurance, personal and commercial property and casualty insurance and deferred compensation plans. Benefit Plans provides businesses with pension, profit sharing, individual retirement account (IRA) and 401k investment plans. Benefit Plans also provides group life, disability income, and medical and dental care plans for businesses. The addition of Wolff Zackin provides Webster's customers expanded insurance products and services and the ability to negotiate the best coverage in the marketplace.

CENTER CAPITAL CORPORATION

In March 2001, Webster acquired Center Capital Corporation ("Center Capital"), a privately owned Farmington, Connecticut-based equipment financing company with assets of $260 million. Center Capital finances commercial and industrial equipment including trucks, tractors, trailers, machine tools and other heavy equipment through leasing programs to customers throughout the United States. This acquisition continues to broaden commercial bank product offerings by adding expertise in equipment financing.

MUSANTE REIHL ASSOCIATES

In January 2001, through Webster Insurance, the Company acquired Musante Reihl Associates ("Musante"), a privately owned Cheshire, Connecticut-based insurance agency. Musante specializes in group benefits, long-term care and life insurance products. This acquisition further increases Webster's ability to offer quality insurance products in the Connecticut marketplace.

DUFF & PHELPS, LLC

In November 2000, the Company, through its newly formed company Duff & Phelps, acquired a 65% interest in Duff & Phelps, LLC, a privately owned company which has offices in Chicago, New York, Los Angeles, and Seattle. Duff & Phelps provides expertise in middle-market mergers and acquisitions, private placements, fairness opinions, valuations, ESOP and ERISA advisory services, and special financial advisory services. Duff & Phelps has added fee-based revenue that further accelerates progress toward the strategic objective of broadening commercial bank product offerings and increasing revenue from fee-based services.

FLEETBOSTON BRANCH ACQUISITION

In August 2000, Webster purchased four Connecticut branches from FleetBoston Financial Corporation that were divested as the result of the Fleet-BankBoston merger. The branches had approximately $138 million in deposit balances at the time of closing and were located in Brookfield, Guilford, Meriden and Thomaston. The transaction included the purchase of deposits and loans for individual and small business customers associated with these branches. This transaction strengthened and extended the Bank's retail franchise.

MECH FINANCIAL, INC.

In June 2000, MECH Financial, Inc. ("Mechanics"), the holding company for Mechanics Savings Bank, was acquired in a non-taxable, stock-for-stock exchange. Mechanics Savings Bank was a state-chartered, Hartford-based savings bank with $1.1 billion in assets and 16 branch offices in the capital region. Based on the terms of the agreement, Mechanics shareholders received 1.52 shares of Webster common stock for each share of Mechanics common stock. The acquisition strengthened Webster's market share in Hartford County, where Webster already ranked second in deposit market share. 7.8 million shares were issued in connection with the purchase of Mechanics. Goodwill of $120.1 million was recorded.

CHASE MANHATTAN BRANCH ACQUISITION

In May 2000, six Connecticut branches were purchased from The Chase Manhattan Bank, located in Cheshire, Middlebury, North Haven, Waterbury (2) and Watertown with approximately $135 million in deposit balances. The transaction included the purchase of consumer deposits, small business deposits and loans, and brokerage and custody accounts associated with these branches. This transaction strengthened and extended the Bank's retail franchise.

LOUIS LEVINE AGENCY, INC. AND FOLLIS, WYLIE, INC.

The Company actively engaged during 2000 in building a dynamic statewide insurance operation, purchasing the Louis Levine Agency, Inc. ("Levine") and Follis Wylie & Lane, Inc. ("Follis"). Webster entered the insurance agency business in 1998. In April 2000, Webster, through its wholly-owned insurance subsidiary Webster Insurance, acquired Follis, a privately owned Hamden, Connecticut-based insurance agency. Follis offers a full range of insurance services, including property and casualty, life and health. In February 2000, through Webster Insurance, Webster acquired Levine, a privately owned Waterford and Norwich, Connecticut-based insurance agency. Founded in 1928, the company includes three entities: Louis Levine Agency, Inc., Levine Financial Services, Inc. and Retirement Planning Associates, Inc.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3: SECURITIES
------------------

A summary of securities follows:

                                            At December 31,
-------------------------------------------------------------------------------
                                                 2001

-------------------------------------------------------------------------------
                              Amortized       Unrealized          Estimated
(In thousands)                   Cost       Gains     Losses     Fair Value
-------------------------------------------------------------------------------
TRADING SECURITIES:
Securities (a)                $       --         --         --             --
-------------------------------------------------------------------------------
AVAILABLE FOR SALE PORTFOLIO:
U.S. Treasury Notes                2,014         --         --          2,014
U.S. Government Agency                --         --         --             --
Municipal bonds and notes         78,349      1,266       (536)        79,079
Corporate bonds and notes        207,024        786    (18,428)       189,382
Equity securities (c)            166,054      7,689     (3,857)       169,886
Mortgage-backed securities (a) 3,519,067     50,008    (10,303)     3,558,772
Purchased interest-rate
   contracts (Note 10)                --         --         --             --
-------------------------------------------------------------------------------
                               3,972,508     59,749    (33,124)     3,999,133
-------------------------------------------------------------------------------
HELD TO MATURITY PORTFOLIO (d):
U.S. Treasury Notes                   --         --         --             --
U.S. Government Agency                           --         --             --
Municipal bonds and notes             --         --         --             --
Corporate bonds and notes                        --         --             --
Mortgage-backed securities (a)        --         --         --             --
-------------------------------------------------------------------------------
                                      --         --         --             --
-------------------------------------------------------------------------------
   Total                     $ 3,972,508     59,749    (33,124)     3,999,133
-------------------------------------------------------------------------------

                                             At December 31,
------------------------------------------------------------------------------
                                                  2000

------------------------------------------------------------------------------
                               Amortized       Unrealized          Estimated
(In thousands)                    Cost       Gains     Losses      Fair Value
------------------------------------------------------------------------------
TRADING SECURITIES:
Securities (a)                         6(b)      --         --              6
-------------------------------------------------------------------------------
AVAILABLE FOR SALE PORTFOLIO:
U.S. Treasury Notes               11,042          3         --         11,045
U.S. Government Agency            46,246          3       (353)        45,896
Municipal bonds and notes         34,401        530        (47)        34,884
Corporate bonds and notes         73,265         --    (15,379)        57,886
Equity securities (c)            177,061      4,501     (5,877)       175,685
Mortgage-backed securities (a) 2,796,365     29,852    (11,571)     2,814,646
Purchased interest-rate
   contracts (Note 10)             6,317         --     (3,032)         3,285
-------------------------------------------------------------------------------
                               3,144,697     34,889    (36,259)     3,143,327
-------------------------------------------------------------------------------
HELD TO MATURITY PORTFOLIO (d)
U.S. Treasury Notes                3,786          5         (2)         3,789
U.S. Government Agency                --         --         --             --
Municipal bonds and notes         23,267        173        (31)        23,409
Corporate bonds and notes        135,404         --    (12,879)       122,525
Mortgage-backed securities (a)    99,290        558     (1,356)        98,492
------------------------------------------------------------------------------
                                 261,747(d)     736    (14,268)       248,215
------------------------------------------------------------------------------
   Total                       3,406,450     35,625    (50,527)     3,391,548
-------------------------------------------------------------------------------

                                              At December 31,
------------------------------------------------------------------------------
                                                   1999
------------------------------------------------------------------------------
                                Amortized       Unrealized          Estimated
(In thousands)                     Cost       Gains     Losses     Fair Value
------------------------------------------------------------------------------
TRADING SECURITIES:
Securities (a)                    50,854(b)       --         --        50,854
------------------------------------------------------------------------------
AVAILABLE FOR SALE PORTFOLIO:
U.S. Treasury Notes               17,070          18       (233)       16,855
U.S. Government Agency            92,733          --     (4,338)       88,395
Municipal bonds and notes         27,591           3     (1,463)       26,131
Corporate bonds and notes         75,068          --     (9,895)       65,173
Equity securities (c)            201,352       7,684    (11,060)      197,976
Mortgage-backed securities (a) 2,379,491       6,330    (88,848)    2,296,973
Purchased interest-rate
   contracts (Note 10)            10,874          --     (1,792)        9,082
------------------------------------------------------------------------------
                               2,804,179      14,035   (117,629)    2,700,585
------------------------------------------------------------------------------
HELD TO MATURITY PORTFOLIO (d)
U.S. Treasury Notes               10,396          --       (112)       10,284
U.S. Government Agency             1,520          --         (6)        1,514
Municipal bonds and notes         24,861          39       (783)       24,117
Corporate bonds and notes        135,476         405    (12,322)      123,559
Mortgage-backed securities (a)   143,209         544     (2,945)      140,808
------------------------------------------------------------------------------
                                 315,462         988    (16,168)      300,282
------------------------------------------------------------------------------
   Total                       3,170,495      15,023   (133,797)    3,051,721
------------------------------------------------------------------------------

(a) Includes mortgage-backed securities, which are guaranteed by Fannie Mae, Freddie Mac and Government National Mortgage Association and represent participating interests in direct pass through pools of mortgage loans originated and serviced by the issuers of the securities, short and long futures positions.

(b) Stated at fair value, including the effect of short and long futures positions.

(c) As of December 31, 2001, the fair value of equity securities consisted of Federal Home Loan Bank ("FHLB") stock of $126.6 million, preferred stock of $5.4 million and common stock of $37.9 million. The fair value of equity securities at December 31, 2000 consisted of FHLB stock of $125.3 million, preferred stock of $8.2 million and common stock of $42.2 million. As of December 31, 1999, the fair value of equity securities consisted of FHLB stock of $103.9 million, mutual funds of $13.6 million, preferred stock of $24.3 million and common stock of $56.2 million.

(d) On January 1, 2001, as permitted by the provisions of SFAS No. 133, Webster reclassified all held to maturity securities to available for sale securities.

A summary of realized gains and losses follows:


                                                             Years ended December 31,
                             -----------------------------------------------------------------------------------------------------

                                             2001                             2000                               1999
----------------------------------------------------------------------------------------------------------------------------------
(In thousands)                   Gains      Losses       Net     Gains       Losses        Net       Gains      Losses      Net
----------------------------------------------------------------------------------------------------------------------------------
TRADING SECURITIES:
Mortgage-backed securities    $     --         --         --      3,069      (2,273)       796       2,006      (5,328)   (3,322)
U.S. Treasury Notes                342         --        342         --          --         --          --          --        --
Futures and options contracts       90       (190)      (100)    10,505     (12,901)    (2,396)     13,107     (10,259)    2,848
----------------------------------------------------------------------------------------------------------------------------------
  Total                            432       (190)       242     13,574     (15,174)    (1,600)     15,113     (15,587)     (474)
----------------------------------------------------------------------------------------------------------------------------------
HELD TO MATURITY:

Corporate debt                      --         --         --         --          --         --          --        (193)     (193)
----------------------------------------------------------------------------------------------------------------------------------
  Total                             --         --         --         --          --         --          --        (193)     (193)
----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE:
Mortgage-backed securities      10,541     (1,145)     9,396      2,857        (292)     2,565       2,704        (428)    2,276
U.S. Treasury Notes                 74         --         74         13        (154)      (141)         15          (5)       10
U.S. Government Agencies           100       (271)      (171)         5        (849)      (844)         38        (556)     (518)
Corporate debt                      --     (1,300)    (1,300)        --         (71)       (71)        210        (118)       92
Mutual funds                        --         --         --         --        (640)      (640)        263         (90)      173
Equity securities                2,578       (198)     2,380      9,644        (418)     9,226       3,456        (429)    3,027
Other                               --         --         --         --         (50)       (50)         27        (172)     (145)
----------------------------------------------------------------------------------------------------------------------------------
  Total                         13,293     (2,914)    10,379     12,519      (2,474)    10,045       6,713      (1,798)    4,915
----------------------------------------------------------------------------------------------------------------------------------
Total                         $ 13,725     (3,104)    10,621     26,093     (17,648)     8,445      21,826     (17,578)    4,248
----------------------------------------------------------------------------------------------------------------------------------



The Company enters into short and long futures and options positions to minimize the price volatility of certain assets held as trading securities and to profit from trading opportunities. At December 31, 2001, Webster had no such positions. At December 31, 2000, Webster had 200 short and 200 long contracts of 10 year Treasury note futures ($20.0 million notional amount for each). Changes in the market value of futures and options positions are recognized as a gain or loss in the period for which the change occurred. All gains and losses resulting from futures and options positions are reflected in gains (losses) on sale of securities, in noninterest income.

During the first quarter of 1999, Webster sold $15.5 million of securities classified as held to maturity, which resulted in a loss of $193,000. The securities were sold due to a regulator's request that the Company divest of the holdings as the securities did not meet regulatory guidelines published subsequent to the acquisition of the securities. There were no sales of securities from the held to maturity portfolio for the year ended December 31, 2000. On January 1, 2001, Webster reclassified held to maturity securities, with a market value of $248.2 million and an amortized cost of $261.7 million, to available for sale securities, as permitted by SFAS No. 133.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes the amortized cost and weighted-average yield (based on amortized cost) of debt securities at December 31, 2001, by contractual maturity. Mortgage-backed securities are included by final contractual maturity. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay obligations with or without call or prepayment penalties.


(Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
                                               After one year       After five years
                         One year or less    through five years     through ten years      After 10 years             Total
                            $      Yield          $      Yield         $       Yield         $      Yield            $      Yield
-----------------------------------------------------------------------------------------------------------------------------------
Available for sale:
U.S. Treasury notes     $ 2,014    1.86%    $      --     --%    $       --     --%    $        --    --%    $      2,014    1.86%
Municipal bonds and
  notes                   1,390    4.43        18,351    5.93         9,851    4.51         48,757   5.15          78,349    5.24
Corporate bonds and
  notes                      50    7.97        12,822    4.79        10,497    8.57        183,655   6.41         207,024    6.42
Mortgage-backed
  securities                 --      --        21,852    7.48       133,607    6.20      3,363,608   6.14       3,519,067    6.15
----------------------------------------------------------------------------------------------------------------------------------
Total                   $ 3,454    2.98%    $  53,025    6.29%   $  153,955    6.25%   $ 3,596,020   6.14%   $  3,806,454    6.14%
----------------------------------------------------------------------------------------------------------------------------------


At December 31, 2001, the Bank held securities with the following single issuers whose aggregate value exceeded ten percent of total stockholders' equity, or $101.0 million.


                                                                            At  December  31, 2001
                                                              ---------------------------------------------
                                                                     Aggregate               Aggregate
(In thousands)                                                     Amortized Cost          Market Value
-----------------------------------------------------------------------------------------------------------
ISSUERS:

       Fannie Mae                                                 $    1,582,468              1,606,710
       Freddie Mac                                                     1,044,877              1,058,475
       Bank of America Mortgage Securities                               225,136                224,167
       Federal Home Loan Bank                                            126,599                126,599

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4: LOANS RECEIVABLE, NET
-----------------------------

A summary of loans receivable, net follows:


                                                                                           At December 31,
                                                                  ------------------------------------------------------------
(Dollars in thousands)                                                           2001                            2000
------------------------------------------------------------------------------------------------------------------------------
                                                                          Amount         %               Amount          %
                                                                          ------       -----             ------       -----
Residential mortgage loans:
   1-4 family units                                                $    3,058,662     44.52%       $   3,760,792       55.15%
   Loans held for sale                                                    143,918      2.10               17,730        0.26
   Construction                                                           223,583      3.26              302,776        4.44
   Multi-family units                                                     104,038      1.51               65,482        0.96
------------------------------------------------------------------------------------------------------------------------------
Total residential mortgage loans                                        3,530,201     51.39            4,146,780       60.81
------------------------------------------------------------------------------------------------------------------------------
Commercial loans:
   Commercial non-mortgage                                              1,046,874     15.24            1,203,988       17.66
   Lease financing                                                        320,704      4.67                   --          --
   Loans held for sale                                                         --        --                3,410        0.04
------------------------------------------------------------------------------------------------------------------------------
Total commercial loans                                                  1,367,578     19.91            1,207,398       17.70
------------------------------------------------------------------------------------------------------------------------------
Commercial real estate:
   Commercial real estate                                                 892,145     12.99              784,817       11.51
   Commercial construction                                                 82,831      1.20               72,216        1.06
------------------------------------------------------------------------------------------------------------------------------
Total commercial real estate                                              974,976     14.19              857,033       12.57
------------------------------------------------------------------------------------------------------------------------------
Consumer loans:
   Home equity credit loans                                             1,038,350     15.11              609,293        8.94
   Other consumer                                                          56,113      0.82               89,514        1.31
------------------------------------------------------------------------------------------------------------------------------
Total consumer loans                                                    1,094,463     15.93              698,807       10.25
------------------------------------------------------------------------------------------------------------------------------
   Loans receivable                                                     6,967,218    101.42            6,910,018      101.33
Less: allowance for loan losses                                           (97,307)    (1.42)             (90,809)      (1.33)
------------------------------------------------------------------------------------------------------------------------------
   Loans receivable, net                                           $    6,869,911    100.00%       $   6,819,209      100.00%
------------------------------------------------------------------------------------------------------------------------------



At December 31, 2001, net loans receivable included $17.2 million of net discounts and $19.0 million of net deferred costs. At December 31, 2000, net loans receivable included $23.2 of net discounts and $15.4 million of net deferred costs. The unadvanced portions of closed loans totaled $78.2 million and $136.1 million at December 31, 2001 and 2000, respectively.

A significant portion of the Company's loans is secured by real estate in the state of Connecticut. In addition, a substantial portion of foreclosed properties is located in the state of Connecticut. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio, and the recovery of the carrying amount of foreclosed properties are dependent on economic and market conditions in Connecticut.

At December 31, 2001, Webster had $26.6 million of impaired loans as defined by SFAS No. 114, of which $20.3 million were measured based upon the expected fair value of the underlying collateral and $6.3 million were measured based upon the expected future cash flows of the impaired loans. The $20.3 million of impaired loans had an allowance for loan losses of $4.5 million and the $6.3 million of impaired loans had an allowance for loan losses of $291,000. At December 31, 2000, Webster had $21.3 million of impaired loans, of which $14.2 million were measured based upon the fair value of the underlying collateral and $7.1 million were measured based upon the expected future cash flows of the impaired loans. The $14.2 million of impaired loans had an allowance for loan losses of $1.2 million and the $7.1 million of impaired loans had an allowance for loan losses of $146,000. In 2001, 2000 and 1999, the average balance of impaired loans was $18.7 million, $16.3 million and $13.1 million, respectively.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Webster's policy with regard to the recognition of interest income on commercial impaired loans includes an individual assessment of each loan. Interest that is more than 90 days past due is not accrued. When payments on commercial impaired loans are received, interest income is recorded on a cash basis or is applied to principal based on an individual assessment of each loan. Cash basis interest income recognized on commercial impaired loans for the years 2001, 2000 and 1999 amounted to $774,000, $414,000 and $782,000, respectively.

At December 31, 2001 and 2000, the Bank had total troubled debt restructurings of approximately $5.2 million and $5.5 million, respectively. Interest income booked for 2001 under the restructured terms totaled $533,000 as compared to $874,000 that would have been booked had the restructured loans been under their original terms during 2001. Interest income booked for 2000 under the restructured terms totaled $469,000 as compared to $813,000 that would have been booked had the restructured loans been under their original terms during 2000.

Webster's nonaccrual loans totaled $57.4 million and $41.0 million, respectively at December 31, 2001 and 2000.

Webster is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and commitments to sell residential first mortgage loans and commercial loans. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the Consolidated Statements of Condition.

The estimated fair value of commitments to extend credit is considered insignificant at December 31, 2001 and 2000. Future loan commitments represent residential and commercial mortgage loan commitments, commercial loan and lease financing commitments, letters of credit and commercial and home equity unused credit lines. Rates for these loans are generally established shortly before closing. The rates on home equity lines of credit generally vary with the prime rate.

As of December 31, 2001 and 2000, residential mortgage commitments totaled $158.2 million and $75.3 million, respectively. Residential commitments outstanding at December 31, 2001 consisted of adjustable rate and fixed rate mortgages of $46.5 million and $111.7 million, respectively, at rates ranging from 5.4% to 7.5%. Residential commitments outstanding at December 31, 2000 consisted of adjustable rate and fixed rate mortgages of $15.6 million and $59.7 million, respectively, at rates ranging from 6.5% to 10.7%. Commitments to originate loans generally expire within 60 days. In addition, at December 31, 2001 and 2000, there were unused portions of home equity credit lines extended of $754.7 million and $471.8 million, respectively. Unused commercial lines of credit, letters of credit, standby letters of credit, lease financing commitments and outstanding commercial new loan commitments totaled $800.3 million and $823.5 million at December 31, 2001 and 2000, respectively.

The Company uses forward commitments to sell residential mortgage loans, which are entered into for the purpose of reducing the market risk associated with originating loans held for sale. The types of risk that may arise are from the possible inability of Webster or the other party to fulfill the contracts. At December 31, 2001 and 2000, there were forward commitments to sell loans totaling $195.4 million and $27.8 million, respectively, at rates between 5.6% and 7.0%, and 6.0% and 8.4%, respectively. At December 31, 2001 and 2000, there were $143.9 million and $17.7 million, respectively, of residential mortgage loans held for sale.

At December 31, 2001 and 2000, Webster serviced, for the benefit of others, mortgage loans aggregating approximately $1.2 billion and $1.1 billion, respectively.

During 2001 and 2000, Webster capitalized mortgage servicing assets of $3.3 million and $652,000, respectively, related to originating and selling mortgage loans with servicing retained. During 2001, there were no sales of mortgage servicing rights ("MSR"). MSR amortization totaled $1.6 million for each of the years ended December 31, 2001 and 2000. During 2001, the valuation allowance for MSR was increased $251,000.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5: ALLOWANCE FOR LOAN LOSSES
---------------------------------

The allowance for loan loss is maintained at a level to absorb probable losses inherent in the loan portfolio. This allowance is increased by provisions charged to operating expense and by recoveries on loans previously charged-off, and reduced by charge-offs on loans.

The following is a summary of the changes in the allowances for loan losses for three years follows:


                                                                                                At December 31,
                                                                              ------------------------------------------------
(In thousands)                                                                       2001             2000            1999
------------------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                                  $     90,809           72,658          65,201
Allowances from purchase transactions                                                1,851           10,980           3,647
Provisions charged to operations                                                    14,400           11,800           9,000
------------------------------------------------------------------------------------------------------------------------------
  Subtotal                                                                         107,060           95,438          77,848
------------------------------------------------------------------------------------------------------------------------------
Charge-offs                                                                        (11,575)          (6,816)         (7,406)
Recoveries                                                                           1,822            2,187           2,216
------------------------------------------------------------------------------------------------------------------------------
   Net charge-offs                                                                  (9,753)          (4,629)         (5,190)
------------------------------------------------------------------------------------------------------------------------------
Balance at end of year                                                        $     97,307           90,809          72,658
------------------------------------------------------------------------------------------------------------------------------


NOTE 6: PREMISES AND EQUIPMENT, NET
-----------------------------------

A summary of premises and equipment, net follows:


                                                                                                        At December 31,
                                                                              -----------------------------------------------
(In thousands)                                                                                        2001            2000
-----------------------------------------------------------------------------------------------------------------------------
Land                                                                                           $     12,684          13,474
Buildings and improvements                                                                           68,903          72,976
Leasehold improvements                                                                               10,328          14,428
Furniture, fixtures and equipment                                                                   101,995         103,242
-----------------------------------------------------------------------------------------------------------------------------
Total premises and equipment                                                                        193,910         204,120
Accumulated depreciation and amortization                                                          (111,102)       (109,857)
-----------------------------------------------------------------------------------------------------------------------------
  Premises and equipment, net                                                                  $     82,808          94,263
-----------------------------------------------------------------------------------------------------------------------------

At December 31, 2001, Webster was obligated under various non-cancelable operating leases for properties used as branch office facilities. The leases contain renewal options and escalation clauses which provide for increased rental expense based primarily upon increases in real estate taxes over a base year. Rental expense under leases was $11.0 million, $8.9 million and $7.1 million in 2001, 2000, and 1999, respectively. Webster is also entitled to rental income under various non-cancelable operating leases for properties owned. Rental income under these leases was $1.2 million, $1.3 million and $2.4 million in 2001, 2000 and 1999, respectively.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following is a schedule of future minimum rental payments and receipts required under these leases as of December 31, 2001:


                                                                                                   Lease               Rental
 (In thousands)                                                                                  Payments             Receipts
--------------------------------------------------------------------------------------------------------------------------------
Years ending December 31:
2002                                                                                           $    12,200               1,107
2003                                                                                                11,193                 916
2004                                                                                                 9,278                 582
2005                                                                                                 6,933                 432
2006                                                                                                 5,285                 288
Later years                                                                                         25,275                 841
--------------------------------------------------------------------------------------------------------------------------------
  Total                                                                                        $    70,164               4,166
--------------------------------------------------------------------------------------------------------------------------------


NOTE 7: DEPOSITS
----------------

The following table sets forth the deposit accounts of the Bank showing average interest rates, dollar amounts and as percentages of total deposits at the dates indicated.


                                                                December 31,
                           -----------------------------------------------------------------------------------------------------
                                            2001                              2000                             1999
                           -----------------------------------------------------------------------------------------------------
                                                       % of                             % of                             % of
                            Average                    total    Average                 total     Average                total
(Dollars in thousands)       rate          Amount    deposits    rate        Amount   deposits     rate       Amount   deposits
--------------------------------------------------------------------------------------------------------------------------------
BALANCE BY ACCOUNT TYPE:

Demand deposits                --%    $    905,206     12.8%      --%   $    851,071    12.2%       --%   $   675,449     10.8%
NOW accounts                 0.61          803,416     11.4     0.77         752,600    10.8      1.20        700,243     11.2
Regular savings and money
  market deposit accounts    1.80        2,430,691     34.4     2.48       1,956,149    28.0      2.54      1,761,167     28.3
Time deposits                4.12        2,927,158     41.4     5.24       3,421,308    49.0      4.84      3,095,837     49.7
--------------------------------------------------------------------------------------------------------------------------------
     Total                   2.40%    $  7,066,471    100.0%    3.34%   $  6,981,128   100.0%     3.26%   $ 6,232,696    100.0%
--------------------------------------------------------------------------------------------------------------------------------

Interest expense on deposits is summarized as follows:


                                                                                           Years ended December 31,
                                                                              --------------------------------------------------
(In thousands)                                                                      2001             2000            1999
--------------------------------------------------------------------------------------------------------------------------------
NOW accounts                                                                  $       5,099           6,195          14,587
Regular savings and money market deposit accounts                                    51,460          44,746          34,655
Time deposits                                                                       159,776         173,353         154,563
--------------------------------------------------------------------------------------------------------------------------------
   Total                                                                      $     216,335         224,294         203,805
--------------------------------------------------------------------------------------------------------------------------------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table represents the amount of time deposits maturing during the periods indicated:


-------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                      Totals
-------------------------------------------------------------------------------------------------------------------
MATURING:
   January 1, 2002 to December 31, 2002                                                      $    2,431,111
   January 1, 2003 to December 31, 2003                                                             276,529
   January 1, 2004 to December 31, 2004                                                              62,547
   January 1, 2005 to December 31, 2005                                                              34,268
   January 1, 2006 to December 31, 2006                                                             121,229
   January 1, 2007 and beyond                                                                         1,474
-------------------------------------------------------------------------------------------------------------------
       Total                                                                                 $    2,927,158
-------------------------------------------------------------------------------------------------------------------


Time deposits of $100,000 or more amounted to $502.4 million and $509.1 million and represented approximately 7.1% and 8.5% of total deposits at December 31, 2001 and 2000, respectively.

The following table represents the amount of time deposits of $100,000 or more maturing during the periods indicated:


-------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                                      Totals
-------------------------------------------------------------------------------------------------------------------
MATURING:
   January 1, 2002 to March 31, 2002                                                         $      171,272
   April 1, 2002 to June 30, 2002                                                                   138,653
   July 1, 2002 to December 31, 2002                                                                110,466
   January 1, 2003 and beyond                                                                        81,973
-------------------------------------------------------------------------------------------------------------------
   Total                                                                                     $      502,364
-------------------------------------------------------------------------------------------------------------------


                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8: FEDERAL HOME LOAN BANK ADVANCES
---------------------------------------

Advances payable to the Federal Home Loan Bank ("FHLB") are summarized as follows:


                                                                                    At December 31,
                                                      --------------------------------------------------------------------------
                                                                        2001                                 2000
--------------------------------------------------------------------------------------------------------------------------------
                                                             Total                                 Total
(In thousands)                                            Outstanding           Callable        Outstanding          Callable
--------------------------------------------------------------------------------------------------------------------------------
FIXED RATE:

   5.39% to 8.20% due in 2001                         $            --                 --          1,377,405                 --
   1.25% to 6.87% due in 2002                                 883,000                 --             52,250                 --
   4.24% to 6.67% due in 2003                                 313,440                 --            214,350                 --
   1.99% to 6.78% due in 2004                                 550,320            100,000                438                 --
   5.91% to 6.25% due in 2005                                 102,802            100,000            103,571            100,000
   4.68% to 6.31% due in 2006                                  52,558                 --              3,054                 --
   5.92% to 6.98% due in 2007                                 502,362            500,000            502,443            500,000
   4.49% to 5.93% due in 2008                                  29,773             27,000             30,128             27,000
   5.50% due in 2009                                            5,000              5,000              5,000              5,000
   8.44% due in 2010                                              521                 --                564                 --
   6.60% due in 2011                                            2,200                 --              2,364                 --
   5.49% due in 2013                                           10,000             10,000             10,000             10,000
---------------------------------------------------------------------------------------------------------------------------------
                                                            2,451,976            742,000          2,301,567            642,000
VARIABLE RATE:

   5.76% and 6.81% due in 2004                                 80,000                 --             80,000                 --
--------------------------------------------------------------------------------------------------------------------------------
                                                            2,531,976            742,000          2,381,567            642,000
   Unamortized discount on FHLB advances                         (797)                --             (1,493)                --
--------------------------------------------------------------------------------------------------------------------------------
        Total advances, net                           $     2,531,179            742,000          2,380,074            642,000
--------------------------------------------------------------------------------------------------------------------------------


The Bank had additional borrowing capacity of approximately $112.8 million from the FHLB at December 31, 2001 and $2.0 billion at December 31, 2000. Advances are secured by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets, principally mortgage loans and securities. At December 31, 2001, investment securities were not utilized as collateral causing the reduced additional borrowing capacity as compared to December 31, 2000. Had securities been used for collateral, additional borrowing capacity at December 31, 2001 would be approximately $2.4 billion. At December 31, 2001 and 2000, the Bank was in compliance with the FHLB collateral requirements.

The unamortized discount on FHLB advances at December 31, 2001, is a result of the Mechanics purchase acquisition in June 2000. The remaining balance of $797,000 is scheduled to be amortized over a remaining life of one year.

In January 2001, management made a decision to prepay $155.3 million in advances that were outstanding at December 31, 2000. Of the $155.3 million prepaid, $105.0 million was scheduled to mature in 2001 and $50.3 million was scheduled to mature in 2002. The Company recorded a $1.8 million charge ($1.2 million, net of taxes) to earnings for the early extinguishment of debt.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9: SECURITIES SOLD UNDER AGREEMENT TO REPURCHASE AND OTHER BORROWINGS
--------------------------------------------------------------------------

The following table summarizes securities sold under agreement to repurchase and other borrowings:


                                                                                                      At December 31,
                                                                                           -----------------------------------
(In thousands)                                                                                    2001              2000
------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreement to repurchase                                              $     571,675            489,434
Federal funds purchased                                                                          180,000                 --
Senior notes                                                                                     126,000            126,000
Treasury tax and loan                                                                            124,510             32,918
Other                                                                                                 --              1,799
------------------------------------------------------------------------------------------------------------------------------
    Total                                                                                  $   1,002,185            650,151
------------------------------------------------------------------------------------------------------------------------------


During 2001 and 2000, securities sold under agreements to repurchase ("repurchase agreements") were the primary source of borrowed funds with the exception of FHLB advances. See Note 8 of Notes to Consolidated Financial Statements contained elsewhere in this report for further information on FHLB advances. Repurchase agreements had an average balance that was 30% or more of the Bank's total equity at the end of 2001 and 2000. Repurchase agreements were primarily collateralized by U.S. Government agency mortgage-backed securities. The collateral for these repurchase agreements is delivered to broker/dealers. Repurchase agreements with broker/dealers are limited to primary dealers in government securities. Webster also enters into repurchase agreement transactions directly with commercial and municipal customers through its Treasury Sales desk. At December 31, 2001 and 2000, there were no securities sold under agreements to repurchase that were structured to be callable by a counterparty.

The weighted-average rates on total other borrowings were 2.69% and 6.42% at December 31, 2001 and 2000, respectively.

Information concerning repurchase agreements as of the end of the current period is presented below:


                                                                At December 31, 2001
------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------
                                                                                            Weighted-       Weighted-
                                                     Amortized Cost       Market Value      Average         Average
Original maturity                 Balance            of Collateral        of Collateral       Rate          Maturity
------------------------------------------------------------------------------------------------------------------------------
Up to 30 days                 $   348,082               340,229             348,225           1.50%         2.1 days
31 to 90 days                       2,116                 2,071               2,161           1.59          1.5 months
Over 90 days                      221,477               209,221             213,706           2.69          7.0 months
------------------------------------------------------------------------------------------------------------------------------
Totals                        $   571,675               551,521             564,092           1.96%         2.7 months
------------------------------------------------------------------------------------------------------------------------------


                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table sets forth certain information concerning short-term borrowings under repurchase agreements at the dates and for the years indicated:


                                                                                                 December 31,
                                                                           ---------------------------------------------------
(Dollars in thousands)                                                              2001             2000            1999
------------------------------------------------------------------------------------------------------------------------------
Average amount outstanding during the period                                 $     987,334          822,855         786,536
Amount outstanding at end of period                                                571,675          489,434         861,160
Highest month end balance                                                        1,517,949        1,094,493         938,285
Weighted-average interest rate at end of period                                       1.96%            5.83            5.49
Weighted-average interest rate during the period                                      4.02%            5.96            5.14


During 2001 and 2000, Webster, at times borrowed under lines of credit with correspondent banks, and purchased federal funds, which are unsecured overnight loans with banks. The Employee Stock Ownership Plan ("ESOP") loan borrowing was from a correspondent bank and had variable interest rate of 9.50% at December 31, 2000. In January 2001, the remaining principal balance on the ESOP borrowing was repaid.

In November 2000, a private placement of $126.0 million of 8.72% unsecured Senior Notes due in 2007 (the "Senior Notes") was completed. The net proceeds from the note placement were used for general corporate purposes. A note payable of $1.0 million at a fixed rate of 7.00% to Phoenix Duff & Phelps was acquired as a result of the purchase acquisition of Duff & Phelps. The Duff & Phelps note matured and was repaid on June 30, 2001.


NOTE 10 - DERIVATIVE FINANCIAL INSTRUMENTS
------------------------------------------

As discussed in Note 1 of Notes to Consolidated Financial Statements, the Company adopted the provisions of SFAS No. 133, as amended by SFAS Nos. 137 and 138, effective January 1, 2001. On January 1, 2001, the Company had interest caps with a notional value of $260 million and interest rate floors with a notional value of $500 million that were used to manage interest rate risk. These derivatives did not qualify for hedging under SFAS No. 133. As a result, the derivatives were recorded on the balance sheet at January 1, 2001, and a charge to earnings of $3.6 million ($2.4 million, net of taxes) was recorded in the Company's Consolidated Statements of Income. This charge is reflected in the Consolidated Statements of Income for the year ended December 31, 2001 as a cumulative effect of change in method of accounting. The interest rate caps and floors were sold during the second quarter of 2001.

Additionally, on January 1, 2001, Webster had an interest rate swap with a notional amount of $25.0 million. This swap was used to hedge the fair value of a certificate of deposit and qualified for hedge accounting under SFAS No. 133. The net loss recognized in earnings during 2001 representing the amount of hedge ineffectiveness was not significant. During the second quarter of 2001, the interest rate swap and the certificate of deposit were redeemed.

At December 31, 2001, the Bank had no derivatives that qualified for hedge accounting under SFAS No. 133. The Bank transacts certain derivatives products with its customer base. These customer derivatives are offset with matching derivatives with other counterparties in order to minimize the Bank's risk. The Bank's exposure with respect to these derivatives is limited to nonperformance by either of the parties in the transaction - the Bank's customer or the other counterparty.

The Bank also has rate lock commitments extended to borrowers that relate to the origination of readily marketable mortgage loans held for sale ("rate locks") that are considered to be derivatives, and do not qualify for hedge accounting, under SFAS No. 133. To mitigate the interest rate risk inherent in rate locks, as well as closed mortgage loans held for

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


sale ("loans held for sale"), Webster Bank enters into mandatory forward commitments to sell mortgage-backed securities and best efforts forward commitments to sell individual mortgage loans ("forward commitments"). Rate locks and forward commitments are considered to be derivatives under SFAS No.
133. Beginning January 1, 2001, the Company has recorded the estimated fair value of the rate locks and forward commitments on its balance sheet in either other assets or other liabilities, with the offset to net gain on sales of mortgage loans.

The fair value of a rate lock is estimated based on the expected profit or loss to be realized on the underlying loan, including the estimated value of the servicing rights associated with the loan, as well as the probability that the rate lock will be exercised by the borrower ("fallout factor"). For rate locks associated with optional ("best efforts") forward commitments, fair value is estimated based on the pricing specified in the related forward commitment. The fair value of mandatory forward commitments is based on current pricing obtained from independent third parties.

At December 31, 2001, the Company had rate locks of approximately $79.7 million, mandatory forward commitments of approximately $194.0 million, and best efforts forward commitments of approximately $1.4 million. The impact of the estimated fair value of the rate locks and forward commitments, offset by the lower of cost or market adjustment on the residential mortgage loans held for sale portfolio, was not significant to the consolidated financial statements.


NOTE 11: SUMMARY OF ESTIMATED FAIR VALUES
-----------------------------------------

A summary of estimated fair values consisted of the following:


                                                                                      At December 31,
                                                      -----------------------------------------------------------------------------
                                                                       2001                                 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                                             Carrying          Estimated           Carrying          Estimated
(In thousands)                                                 Amount         Fair Value             Amount         Fair Value
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
   Cash and due from depository institutions          $       218,908            218,908            265,035            265,035
   Interest-bearing deposits                                   35,937             35,937              1,751              1,751
   Securities                                               3,999,133          3,999,133          3,401,795          3,388,264
   Residential loans                                        3,530,202          3,579,977          4,146,780          4,210,817
   Consumer loans                                              56,112             56,871             89,514             90,490
   Home equity loans                                        1,038,350          1,027,980            609,293            615,163
   Commercial loans                                         2,021,850          2,051,885          2,064,431          2,069,604
   Lease financing                                            320,704            320,825                 --                 --
   Allowance for loan losses                                  (97,307)           (97,307)           (90,809)           (90,809)
   Interest-rate contracts                                         --                 --              3,285              3,285
   Servicing rights                                             6,609             13,861              4,947              7,915
   Intangibles                                                320,051                 --            326,142                 --
   Other assets                                               406,833            406,833            427,344            427,344
-----------------------------------------------------------------------------------------------------------------------------------
   Total Assets                                       $    11,857,382         11,614,903         11,249,508         10,988,859
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
   Deposits other than time deposits                  $     4,139,313          3,964,327          3,559,820          3,358,187
   Time deposits                                            2,927,158          2,959,281          3,421,308          3,419,898
   FHLB advances and other borrowings                       3,533,364          3,592,874          3,030,225          3,054,731
   Other liabilities                                           91,503             91,503            148,204            148,204
   Capital securities and preferred stock
     of subsidiary corp.                                      159,577            178,882            199,577            208,271
   Stockholders equity                                      1,006,467            828,036            890,374            799,568
-----------------------------------------------------------------------------------------------------------------------------------
   Total                                              $    11,857,382         11,614,903         11,249,508         10,988,859
-----------------------------------------------------------------------------------------------------------------------------------


                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank uses its Asset/Liability simulation model to estimate the fair value of most assets and liabilities. Fair value is estimated by discounting the average expected cash flows over multiple interest rate paths. An arbitrage-free trinomial lattice term structure model generates the interest rate paths. The month-end LIBOR/Swap yield curve and swap option volatilities are used as the input for deriving forward rates for future months. Cash flows for all instruments are created for each rate path using product specific behavioral models and account specific system data. Discount rates are matched with the time period of the expected cash flow. The Asset/Liability simulation software is enhanced with a mortgage prepayment model and a Collateralized Mortgage Obligation database provided by two leading financial software companies. Instruments with explicit options (i.e., caps, floors, puts and calls) and implicit options (i.e., prepayment and early withdrawal ability) require such a rate and cash flow modeling approach to more accurately quantify value. A spread is added to the discount rates to reflect credit and option risks embedded in each instrument. Spreads and prices are calibrated to observable market instruments when available or to estimates based on industry standards.

The carrying amounts for interest-bearing deposits other than time deposits approximate fair value since they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of securities (see Note 3 of Notes to Consolidated Financial Statements) is estimated based on prices or quotations received from third parties or pricing services. The fair value of interest-rate contracts was based on the amount Webster could receive or pay to terminate the agreements. FHLB stock, which is included in securities, has no active market and is required to be held by member banks. The estimated fair value of FHLB stock equals the carrying amount. In estimating the fair value of loans and deposits, about 200 distinct types of accounts are separately valued and consolidated into the broad categories in the table above. The discount rate used for the senior notes was calculated using a spread over swap rates consistent with the spread used to price the senior notes at their inception. The discount rates used for the capital securities and preferred stock of subsidiary corporation liabilities were calculated using a spread over swaps that coincide with the remaining maturities.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or any part of a particular financial instrument. Because no active market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These factors are subjective in nature and involve uncertainties and matters of significant judgement and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a substantial trust and investment management operation that contributes net fee income annually. The trust and investment operation is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Fair value and carrying amount are assumed to be the same for some significant assets including premises and equipment and bank owned life insurance. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12: INCOME TAXES
---------------------

Income taxes in the Consolidated Statements of Income are comprised of the following:


                                                                       Years ended December 31,
                                                          ---------------------------------------------------
(In thousands)                                                 2001             2000            1999
-------------------------------------------------------------------------------------------------------------
CURRENT:
   Federal                                                $    72,308          54,720          49,740
   State                                                           42             100             494
-------------------------------------------------------------------------------------------------------------
                                                               72,350          54,820          50,234
-------------------------------------------------------------------------------------------------------------
DEFERRED:
   Federal                                                     (4,712)          3,296          (2,902)
   State                                                           --              --              --
-------------------------------------------------------------------------------------------------------------
                                                               (4,712)          3,296          (2,902)
-------------------------------------------------------------------------------------------------------------
TOTAL:
   Federal                                                     67,596          58,016          46,838
   State                                                           42             100             494
-------------------------------------------------------------------------------------------------------------
                                                          $    67,638          58,116          47,332
-------------------------------------------------------------------------------------------------------------

For 2001, in addition to the $69.4 million of income tax expense shown on the Consolidated Statements of Income, the above income tax expense includes tax benefits related to the extraordinary item and the cumulative effect of change in method of accounting of $596,000 and $1.2 million, respectively.

Income tax expense of $67.6 million, $58.1 million, and $47.3 million for the years ended December 31, 2001, 2000 and 1999, respectively, reconciles to computed "expected" tax expense (by applying the 35% federal statutory income tax rate to income before taxes) as follows:


                                                                        Years ended December 31,
                                                             ------------------------------------------------
(In thousands)                                                    2001            2000           1999
-------------------------------------------------------------------------------------------------------------
Computed "expected" tax expense                              $   70,289          61,742         49,939
Increase (decrease) in income taxes resulting from:
      Dividends-received deduction                                 (365)           (566)        (1,091)
      Tax-exempt interest, net of disallowed deductions          (1,153)           (822)          (853)
      Goodwill amortization                                       4,058           2,536          1,158
      Acquisition-related expenses                                   --              --            781
      Increase in cash surrender value of life insurance         (3,207)         (3,372)        (2,762)
      Life insurance proceeds                                    (1,081)             --             --
      Surrender of life insurance contracts                       1,507              --             --
      Other, net                                                 (2,410)         (1,402)           160
-------------------------------------------------------------------------------------------------------------
        Income taxes                                         $   67,638          58,116         47,332
-------------------------------------------------------------------------------------------------------------


At December 31, 2001, the Company had a net deferred tax asset of $33.2 million. Based on historical and current taxable earnings, management believes that Webster will fully realize the net deferred tax asset. There can be no absolute certainty, however, that Webster will generate any specific level of taxable earnings in the future.

Webster's federal net operating loss carryforwards ("NOLs") total $10.8 million, and are scheduled to expire in various tax years through 2020. State of Connecticut NOLs total $131.8 million ($33.5 million expiring in 2004, $75.1 million expiring in 2020 and $23.2 million in 2021). A 100% valuation allowance has been applied to the Connecticut NOLs because Webster, at the current time, does not expect any Connecticut tax liability for the foreseeable future.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are summarized below (a 100% valuation allowance has been applied to the gross Connecticut portions because Webster does not expect to have any Connecticut tax liability for the foreseeable future):


                                                                                      At December 31,
                                                                          ------------------------------------
(In thousands)                                                                   2001                 2000
--------------------------------------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
   Loan loss and other allowances, net                                    $    39,839               35,821
   Loan discount                                                               10,214               12,720
   Accrued compensation and benefits                                            6,163                6,458
   Other accrued expenses                                                       3,073                1,779
   Unrealized loss on securities                                                   --                  546
   Intangibles                                                                  8,023                7,329
   Net operating loss carryforwards                                             9,767                5,632
   Lease financing costs                                                        1,709                   --
   Other                                                                          916                1,461
--------------------------------------------------------------------------------------------------------------
   Total gross deferred tax assets                                             79,704               71,746
     Less: state tax valuation allowance, net of federal benefit              (10,959)              (9,332)
--------------------------------------------------------------------------------------------------------------
   Deferred tax assets, net of valuation allowance                             68,745               62,414
--------------------------------------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
   Loan premium                                                                 3,915                4,685
   Intangibles                                                                 15,744               18,563
   Compensation and benefits                                                    2,026                1,196
   Accrued dividends                                                              570                1,064
   Unrealized gain on securities                                               10,498                   --
   Mortgage servicing rights                                                    1,815                  863
   Depreciation and amortization                                                  402                  557
   Other                                                                          617                1,569
--------------------------------------------------------------------------------------------------------------
   Total gross deferred tax liabilities                                        35,587               28,497
--------------------------------------------------------------------------------------------------------------
   Net deferred tax asset                                                 $    33,158               33,917
--------------------------------------------------------------------------------------------------------------


NOTE 13: SHAREHOLDERS' EQUITY
-----------------------------

Applicable regulations of the Office of Thrift Supervision ("OTS") require federal savings banks such as the Bank, to satisfy certain minimum capital requirements, including a leverage capital requirement (expressed as a ratio of core or Tier 1 capital to adjusted total assets) and risk-based capital requirements (expressed as a ratio of core or Tier 1 capital and total capital to total risk-weighted assets). As an OTS regulated institution, the Bank is also subject to a minimum tangible capital requirement (expressed as a ratio of tangible capital to adjusted total assets). At December 31, 2001 and 2000, the Bank exceeded all OTS regulatory capital requirements and met the Federal Deposit Insurance Corporation ("FDIC") requirements for a "well capitalized" institution. In order to be considered "well capitalized" a depository institution must have a ratio of Tier 1 capital to adjusted total assets of 5%, a ratio of Tier 1 capital to risk-weighted assets of 6% and a ratio of total capital to risk-weighted assets of 10%. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's Consolidated Financial Statements. The Bank's capital amounts and classifications are also subject to qualitative judgments by the OTS about components, risk weightings and other factors.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2001 and 2000, the Bank was in full compliance with all applicable capital requirements, as detailed in the following table:


                                                                                   OTS Minimum              FDIC Minimum
                                                   Actual                      Capital Requirements       Well Capitalized
(Dollars in thousands)                             Amount           Ratio        Amount     Ratio        Amount        Ratio
-----------------------------------------------------------------------------------------------------------------------------------
AT DECEMBER 31, 2001
Bank's equity (to total assets)                 $   1,115,518     9.54%
Non-includable subsidiaries                            (2,062)
Goodwill and other intangibles                       (266,352)
Unrealized gain on certain AFS securities             (19,230)
-----------------------------------------------------------------------------------------------------------------------------------
Tangible capital (to adjusted total assets)           827,874     7.28        $   227,563   2.00%            No Requirement
Qualifying intangibles                                  2,016
-----------------------------------------------------------------------------------------------------------------------------------
Tier 1 capital (to adjusted total assets)             829,890     7.29            455,206   4.00         $   569,007    5.00%
Tier 1 Risk-based capital
   (to risk-weighted assets)                          829,890    11.83            280,542   4.00             420,813    6.00
Allowable general allowance for loan losses            87,729
-----------------------------------------------------------------------------------------------------------------------------------
Total Risk-based capital (to risk-
   weighted assets)                             $     917,619    13.08%       $   561,084   8.00%        $   701,355   10.00%
-----------------------------------------------------------------------------------------------------------------------------------

AT DECEMBER 31, 2000
Tangible capital (to adjusted total assets)     $     686,166     6.37%       $   215,539   2.00%            No Requirement
Tier 1 capital (to adjusted total assets)             689,234     6.39            431,200   4.00         $   539,000    5.00%
Tier 1 capital (to risk-weighted assets)              689,234    10.20            270,336   4.00             405,504    6.00
Total capital (to risk-weighted assets)               773,773    11.45            540,672   8.00             675,839   10.00


Regulatory rules currently impose limitations on all capital distributions by savings institutions, including dividends, stock repurchases and cash-out mergers. Under current OTS capital distribution regulations, as long as the Bank meets the OTS capital requirements before and after the payment of dividends and meets the standards for expedited treatment of applications (including having certain regulatory composite, compliance and Community Reinvestment Act ratings), the Bank may pay dividends to the Parent Company without prior OTS approval in an amount equal to the net income less dividends paid to date for the calendar year, plus retained net income over the preceding two years. In addition, the OTS has the discretion to prohibit any otherwise permitted capital distribution on general safety and soundness grounds, and must be given 30 days advance notice of all capital distributions during which time it may object to any proposed distribution. The Bank has paid dividends to the Parent Company amounting to $35.0 million, and $133.6 million for 2001 and 2000, respectively.

At the time of the respective conversions of the Bank and certain predecessors from mutual to stock form, each institution established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts after conversion. In the event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account. The Bank may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect thereof would cause its regulatory capital to be reduced below applicable regulatory capital requirements or the amount required for its liquidation accounts.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Retained earnings at December 31, 2001 and 2000 included $50.0 million of earnings of the Bank appropriated to bad debt reserves (pre-1988), respectively, which were deducted for federal income tax purposes. Tax law changes were enacted in August 1996 to eliminate the "thrift bad debt" method of calculating bad debt deductions for tax years after 1995 and to impose a requirement to recapture into taxable income (over a six-year period) all bad debt reserves accumulated after 1987. Since the Company previously recorded a deferred tax liability with respect to these post-1987 reserves, its total income tax expense for financial reporting purposes is not affected by the recapture requirement. The tax law changes also provide that taxes associated with the recapture of pre-1988 bad debt reserves would become payable under more limited circumstances than under prior law. Under the tax laws, as amended, events that would result in recapture of the pre-1988 bad debt reserves include distributions to the parent company from the Bank in excess of specified amounts or the redemption of outstanding Bank stock. The Company does not expect such reserves to be recaptured into taxable income.

In February 1996, the Company's Board of Directors adopted a stockholders' rights plan in which preferred stock purchase rights have been granted as a dividend at the rate of one right for each share of common stock held of record as of the close of business on February 16, 1996. The plan is designed to protect all shareholders against hostile acquirers who may seek to take advantage of the Company and its shareholders through coercive or unfair tactics aimed at gaining control of the Company without paying all shareholders a fair price. Each right initially would entitle the holder thereof to purchase under certain circumstances one 1/1,000th of a share of a new Series C Preferred Stock at an exercise price of $100 per share. The rights will expire in February 2006. The rights will be exercisable only if a person or group in the future becomes the beneficial owner of 15% or more of the common stock, or announces a tender or exchange offer which would result in its ownership of 15% or more of the common stock, or if the Board declares any person or group to be an "adverse person" upon a determination that such person or group has acquired beneficial ownership of 10% or more and that such ownership is not in the best interests of the company.

The Bank has an ESOP that invests in the Company's common stock as discussed in Notes 9 and 15 of Notes to Consolidated Financial Statements. The Company has secured and guaranteed the ESOP debt. The cost of unallocated shares held by the ESOP represents unearned compensation expense, and is recorded as a reduction of shareholders' equity. Both the loan obligation and the unearned compensation expense are reduced for any loan repayments made by the ESOP. On January 3, 2001, the remaining ESOP loan balance of $356,575 was paid off. Principal repayments totaled $356,575 and $409,575 during the years ended December 31, 2001 and 2000, respectively.

During 2001, Webster repurchased a total of 374,756 shares of its common stock at an average cost of $29.95 per common share. The majority of the repurchased shares, totaling 294,596, was the result of an announcement by the Company during the third quarter of 2001, to begin to repurchase 2.5 million shares of its common stock.

During 2001, Webster's shareholders approved an amendment to the 1992 Stock Option Plan to increase the number of shares of common stock available for issuance under the Plan by 1,500,000 shares, from 2,961,000 to 4,461,000 shares, provide discretionary grants of options to non-employee directors and to discontinue automatic grants of options to non-employee directors. In 2000, the 1992 Stock Option Plan was amended to permit grants of restricted stock. The amendment was approved at the Annual Shareholders meeting held April 27, 2000. For the 2001 and 2000 year periods, there were a total of 126,567 shares of restricted common stock granted to senior management. See Note 15 of Notes to Consolidated Financial Statements contained elsewhere in this report for further information on stock-based compensation.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14: NET INCOME PER COMMON SHARE
-----------------------------------

The following tables reconcile the components of basic and diluted earnings per share.



                                                                             Year ended December 31,
                                                           ------------------------------------------------------------
(In thousands, except share data)                                   2001              2000              1999
-----------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
Net income                                                 $       133,188            118,291            95,350
-----------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding                      49,085,841         45,910,447        44,553,859
-----------------------------------------------------------------------------------------------------------------------
Basic earnings per share                                   $          2.71               2.58              2.14
-----------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
Net income                                                 $       133,188            118,291            95,350
-----------------------------------------------------------------------------------------------------------------------
Weighted-average common shares outstanding                      49,085,841         45,910,447        44,553,859
Add: dilutive potential common stock - options                     657,073            517,060           839,629
-----------------------------------------------------------------------------------------------------------------------
Total weighted-average diluted shares                           49,742,914         46,427,507        45,393,488
-----------------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                 $          2.68               2.55              2.10
-----------------------------------------------------------------------------------------------------------------------


At December 31, 2001, 2000 and 1999, options to purchase 715,799, 1,156,469 and
711,097 shares of common stock at exercise prices from $31.10 to $36.69, $23.25 to $35.38, and $28.25 to $35.38, respectively, were not considered in the computation of diluted potential common stock since the exercise prices of the options were greater than the average market price of the Company's common stock for 2001, 2000 and 1999 periods, respectively.

NOTE 15: EMPLOYEE BENEFIT AND STOCK OPTION PLANS
------------------------------------------------

The Bank sponsors an employee investment plan governed by section 401(k) of the Internal Revenue Code. Under the savings plan, the Bank will match $.50 for every $1.00 of the employee's contribution up to 6% of the employee's annual compensation. Operations were charged with $1.9 million in 2001 and 2000 and $1.6 million for 1999, for employer matching contributions to the investment plan.

The Bank's ESOP, which is noncontributory by employees, is designed to invest in Webster common stock on behalf of eligible employees of the Bank who meet certain minimum age and service requirements. The Bank may make contributions to the ESOP in such amounts as the Board of Directors may determine on an annual basis. To the extent that the Bank's contributions are used to repay the ESOP loan, Webster common stock is released and allocated to the accounts of participants in the ESOP. Stock and other amounts allocated to a participant's account become fully vested after the participant has completed five years of service under the ESOP guidelines. At December 31, 2001, there were 27,586 unallocated shares of Webster common stock in the ESOP with all remaining shares scheduled for release in early 2002.

At December 31, 2001, the unallocated shares in the ESOP had an aggregate market value of approximately $870,000. Operations were charged with $881,000, $1.4 million and $727,000 for the years ended December 31, 2001, 2000 and 1999, respectively, for costs related to the ESOP. The 2001 ESOP charge includes $796,000 of compensation expense and $85,000 of administrative costs. For 2001, all interest payments due on the ESOP loan principal balance were offset by dividend payments received on the unallocated shares.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Bank established an Employee Stock Purchase Plan ("ESPP") in April 2000. The ESPP is governed by Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Company's stock transfer agent. The ESPP provides eligible employees the opportunity to invest up to 10% of their base compensation to purchase Webster common stock at a discounted price. Since the inception of the ESPP, participants in the ESPP were able to purchase Webster common stock at 85% of the fair market value at the lower of the market price on either the first or last trading day of each offering period. During 2001 and 2000, shares purchased totaled 31,941 and 24,113, respectively. At December 31, 2001, there were 693,946 shares available for future purchase under the ESPP.

The Bank maintains a noncontributory pension plan for employees who meet certain minimum service and age requirements. Pension benefits are based upon earnings of covered employees during the period of credited service. The following tables set forth changes in benefit obligation, changes in plan assets and the funded status of the Bank's pension plan and amounts recognized in Webster's Consolidated Statements of Condition at December 31, 2001 and 2000.


                                                                                         December 31,
                                                                             ------------------------------------
(In thousands)                                                                     2001                2000
-----------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation-beginning of year                            $    32,098               25,973
   Service cost                                                                    4,154                3,488
   Interest cost                                                                   2,379                2,006
   Plan amendments                                                                   101                   --
   Actuarial liability loss                                                        5,145                1,935
   Benefits paid and administrative expenses                                      (1,440)              (1,304)
-----------------------------------------------------------------------------------------------------------------
       Projected benefit obligation-end of year                                   42,437               32,098
-----------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
   Plan assets at fair value-beginning of year                                    31,011               27,365
   Actual return (loss) on plan assets                                              (353)                 161
   Employer contributions                                                          5,847                4,789
   Benefits paid and administrative expenses                                      (1,440)              (1,304)
-----------------------------------------------------------------------------------------------------------------
       Plan assets at fair value-end of year                                      35,065               31,011
-----------------------------------------------------------------------------------------------------------------
   Under funded status                                                             7,372                1,087
   Unrecognized prior service cost                                                   880                1,055
   Unrecognized net loss                                                          (9,575)              (1,320)
   Unrecognized transition asset                                                      85                   95
   Additional minimum liability                                                    2,234                   --
-----------------------------------------------------------------------------------------------------------------
       Accrued pension benefit cost                                          $       996                  917
-----------------------------------------------------------------------------------------------------------------


The pension plan held in its investment portfolio 62,000 shares of the Company's common stock as of December 31, 2001 and 2000. The Webster shares had an approximate market value of $2.0 million and $1.8 million at December 31, 2001 and 2000, respectively.

The discount rate, the rate of increase of future compensation levels and the expected long-term rate of return on assets used in determining the actuarial present value of the projected benefit obligation were 7.00%, 5.00% and 9.00%, respectively, for 2001. The corresponding rates for 2000 were 7.25%, 5.00% and 9.00%, respectively.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net pension expense for 2001, 2000 and 1999 included the following components.


                                                                                  Years ended December 31,
                                                                     ---------------------------------------------------
(In thousands)                                                            2001             2000            1999
------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the period                       $    4,154            3,488           3,053
Interest cost on projected benefit obligations                            2,379            2,006           1,741
Expected return on plan assets                                           (2,758)          (2,432)         (2,412)
Amortization of prior service cost and transition asset                     (84)             (85)            (83)
------------------------------------------------------------------------------------------------------------------------
   Total                                                             $    3,691            2,977           2,299
------------------------------------------------------------------------------------------------------------------------


The Bank also provides other post-retirement benefits to certain retired employees. The following tables set forth the changes in benefit obligation and the funded status of the plan at December 31, 2001 and 2000:


                                                                                                At December 31,
                                                                                    ------------------------------------
(In thousands)                                                                             2001               2000
------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
Accumulated post-retirement benefit obligation-beginning of year                    $     3,487              3,034
Interest cost                                                                               234                210
Actuarial gain                                                                              (58)              (443)
Benefits paid                                                                              (271)              (274)
Plan amendments                                                                              --                960
------------------------------------------------------------------------------------------------------------------------
Accumulated post-retirement benefit obligation-end of year                                3,392              3,487
------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets                                                                    --                 --
------------------------------------------------------------------------------------------------------------------------
Funded status                                                                             3,392              3,487
Unrecognized prior service cost                                                            (868)              (929)
Unrecognized net gain                                                                       779                757
------------------------------------------------------------------------------------------------------------------------
Accrued post-retirement benefit cost                                                $     3,303              3,315
------------------------------------------------------------------------------------------------------------------------


The discount rate used in determining the accumulated post-retirement benefit obligation was 7.00% for 2001 and 7.25% for 2000. The assumed healthcare cost-trend rate is 5.5% for 2001 and 5.00% for 2002 and thereafter. An increase of 1.00% in the assumed healthcare cost trend rate for the 2001 period would have increased the net periodic post-retirement benefit cost by $16,000 and increase the accumulated benefit obligation by $248,000. A decrease of 1.00% in the assumed healthcare cost trend rate for the 2001 period would have decreased the net periodic post-retirement cost by $14,000 and decrease the accumulated benefit obligation by $218,000.


The components of post-retirement benefits cost were as follows:


                                                                                   Years ended December 31,
                                                                     ---------------------------------------------------
(In thousands)                                                             2001             2000            1999
------------------------------------------------------------------------------------------------------------------------
Interest cost                                                        $      234              210             202
Amortization of prior service cost and
   net (gains) losses recognized                                             25               (7)             --
------------------------------------------------------------------------------------------------------------------------
Net periodic post-retirement benefit cost                            $      259              203             202
------------------------------------------------------------------------------------------------------------------------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company maintains fixed stock option plans (the "option plans") for the benefit of its directors and officers. Webster applies the provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the option plans. Accordingly, no compensation cost has been recognized for its option plans in the Consolidated Statements of Income. Had compensation cost for the option plans been determined consistent with SFAS No. 123 and recorded in the Consolidated Statements of Income, net income and earnings per share would have been reduced to the pro forma amounts indicated as follows:


                                                                                             Years ended December 31,
                                                                                ---------------------------------------------------
        (Dollars in thousands, except per share data)                               2001             2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME:
   As reported                                                                  $  133,188          118,291          95,350
   Pro forma                                                                       130,464          116,212          93,981
-----------------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE:
   As reported                                                                  $     2.71             2.58            2.14
   Pro forma                                                                          2.66             2.53            2.11
-----------------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE:
   As reported                                                                  $     2.68             2.55            2.10
   Pro forma                                                                          2.62             2.50            2.07
-----------------------------------------------------------------------------------------------------------------------------------


The fair value of each option is estimated on the grant date using the Black-Scholes Option-Pricing Model with the following weighted-average assumptions used for grants issued during 2001 were: expected option term of 8.5 years, expected dividend yield of 2.15%, expected volatility of 34.76%, expected forfeiture rate of 2.99%, and weighted risk-free interest rate of 5.37%. The weighted-average assumptions used for grants issued during 2000 were: 9.0 years, 2.35%, 39.02%, 2.00% and 6.76%, respectively; and for 1999 were 9.0 years,
2.35%, 33.94%, 2.00% and 5.89%, respectively.

A summary of the status of the option plans at December 31, 2001, 2000 and 1999 and changes during the years then ended is presented below:


                                                          2001                     2000                        1999
-----------------------------------------------------------------------------------------------------------------------------------
                                                              Weighted-                 Weighted-                   Weighted-
                                                                Average                   Average                     Average
                                                               Exercise                  Exercise                    Exercise
                                                    Shares        Price       Shares        Price        Shares         Price
-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at beginning of year         3,096,287    $  21.14    2,924,905     $   19.00     3,036,414     $   17.30
Options granted                                    556,410       28.75      686,193         22.81       340,147         25.56
Options issued in connection with
   purchase acquisitions                                --          --      399,249         13.43       136,166          7.98
Options exercised                                 (445,082)      12.10     (866,483)        12.02      (577,355)        11.51
Options forfeited/canceled                         (46,980)      25.13      (47,577)        20.37       (10,467)        21.37
-----------------------------------------------------------------------------------------------------------------------------------
Options outstanding at end of year               3,160,635    $  23.69    3,096,287     $   21.14     2,924,905     $   19.00
-----------------------------------------------------------------------------------------------------------------------------------
Options exercisable at year end                  1,754,410                1,971,224                   2,176,068
Weighted-average per share fair value
   of options granted during the year                         $  11.45                  $    9.85                   $    9.87
-----------------------------------------------------------------------------------------------------------------------------------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about the option plans by price range for options outstanding and exercisable at December 31, 2001:


                                                               OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                 Weighted-Average        Weighted-                            Weighted-
                                                        Remaining          Average                              Average
                                     Number      Contractual Life         Exercise                Number       Exercise
Range of Exercise Prices        Outstanding            (in years)            Price           Exercisable          Price
-----------------------------------------------------------------------------------------------------------------------------------
$   3.61 -    7.22                   24,656                0.4           $   6.06                24,656       $    6.06
    7.23 -   10.83                  420,774                2.5               9.82               420,774            9.82
   10.84 -   14.44                  174,710                3.7              13.29               174,710           13.29
   14.45 -   18.05                   47,310                4.6              16.76                43,110           16.80
   18.06 -   21.66                  192,538                5.2              19.01               185,038           18.93
   21.67 -   25.27                  991,357                8.5              23.21                49,857           23.11
   25.28 -   28.88                  193,091                7.1              26.72               150,591           26.61
   28.89 -   32.49                  636,199                8.6              30.49               240,674           31.49
   32.50 -   36.10                  480,000                6.5              33.83               465,000           33.78
-----------------------------------------------------------------------------------------------------------------------------------
                                  3,160,635                6.8           $  23.69             1,754,410       $   22.39
-----------------------------------------------------------------------------------------------------------------------------------


Webster, at December 31, 2001 had a total of 3,160,635 options outstanding that included 200,488 outstanding options that were related to acquired companies. The outstanding options amount was comprised of 2,108,439 Non-Qualified and 1,052,196 of Incentive Stock Options. The options that grant the holder the right to acquire a share of the Company's common stock for each option held, in general, normally vest over a three year period and have a contractual ten year life. The 1992 Stock Option Plan ("the Plan") was amended in 2001 to increase the number of shares of common stock available for issuance under the Plan, to provide for discretionary grants of options to non-employee directors and to discontinue automatic grants of options to non-employee directors. The Plan was also amended in 2000 to permit grants of restricted stock. During 2001 and 2000, there were 86,750 and 39,817, respectively, of restricted common shares granted to senior management under the Plan. The Company also maintains Director Retainer Fees plans that provide non-employee directors with restricted shares in lieu of an annual cash retainer for their services as directors. During 2001, a total of 8,456 restricted shares were granted to fourteen directors with each receiving 604 restricted common shares. The cost of the restricted shares granted to both senior management and non-employee directors was measured as of the grant date using the fair market value of Webster's common stock as of the grant date. The cost of all restricted shares is amortized to compensation expense over the service or vesting period and such expense is reflected in Webster's Consolidated Statements of Income. Under the option plans, as of December 31, 2001, there were 1,089,201 shares available for future grants.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16: ACQUISITION-RELATED EXPENSES
-------------------------------------

Webster established accrual reserves for pending costs related to acquisitions that were accounted for under the pooling of interests method. Webster recorded $9.5 million of expenses in connection with the acquisition of NECB, which was completed on December 1, 1999. Expenses were recorded for the Eagle, People's and Derby acquisitions during 1997 and 1998 periods.

The following table presents a summary of the acquisition-related accrued liabilities related to these pooling transactions:


(In thousands)                                                                 Derby       People's      Eagle      NECB     Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 1999      $  3,000         400          775      3,300    7,475
-----------------------------------------------------------------------------------------------------------------------------------
Payments and charges against the liabilities:
  Data processing contract termination                                           (689)         --           --         --     (689)
  Transaction costs (includes investment bankers, attorneys & accountants)         --          --           --       (193)    (193)
  Writedown of fixed assets and facilities costs                               (1,764)       (205)        (462)      (238)  (2,669)
  Acquisition-related miscellaneous expenses                                       --          --          (22)    (1,202)  (1,224)
-----------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 2000      $    547         195          291      1,667    2,700
-----------------------------------------------------------------------------------------------------------------------------------
Payments and charges against the liabilities:
  Data processing contract termination                                           (292)         --           --         --     (292)
  Writedown of fixed assets and facilities costs                                  (56)        (56)        (291)      (272)    (675)
-----------------------------------------------------------------------------------------------------------------------------------
Balance of acquisition-related accrued liabilities at December 31, 2001      $    199         139           --      1,395    1,733
-----------------------------------------------------------------------------------------------------------------------------------


The remaining total accrued liability of $1.7 million at December 31, 2001 consists of reserves for remaining lease payments and other expenses related to closed facilities. Disposition efforts for facilities that have been closed are ongoing.

All acquisitions completed by Webster during 2001 and 2000 were accounted for as purchase transactions. At December 31, 2001, acquisition-related accrued liabilities for purchase transactions totaled $3.0 million, which were primarily for Mechanics related expenses associated with data processing contract termination and remaining lease payments and other expenses related to closed facilities.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17: BUSINESS SEGMENTS
--------------------------

Webster has three segments for purposes of business segment reporting. These segments include Retail Banking, Business Banking and Treasury. The organizational hierarchies that define the business segments are periodically reviewed and revised. Results may be restated, when necessary, to reflect changes in the organizational structure. The following table presents the statement of operations and total assets for Webster's reportable segments.

Operating income and total assets by business segment are as follows:


YEAR ENDED DECEMBER 31, 2001
-----------------------------------------------------------------------------------------------------------------------------------

(IN THOUSANDS)                              RETAIL BANKING    BUSINESS BANKING    TREASURY     ADJUSTMENTS     CONSOLIDATED TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                         $   233,919             64,715          68,845            --              367,479
Provision for loan                                3,922             10,478              --            --               14,400
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             229,997             54,237          68,845            --              353,079
Noninterest income                              102,534             29,442          30,122            --              162,098
Noninterest expense                             222,305             50,063          22,102        14,462              308,932
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary
  item and cumulative effect of
   change in method of accounting               110,226             33,616          76,865       (14,462)             206,245
Income taxes                                     36,994             11,040          26,264        (4,868)              69,430
-----------------------------------------------------------------------------------------------------------------------------------
Net income before extraordinary item and
  cumulative effect of change in method
   of accounting                                 73,232             22,576          50,601        (9,594)             136,815
Extraordinary item-early extinguishment
  of debt (net of taxes)                             --                 --          (1,209)           --               (1,209)
Cumulative effect of change in method
  of accounting (net of taxes)                       --                 --          (2,418)           --               (2,418)
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                $    73,232             22,576          46,974        (9,594)             133,188
-----------------------------------------------------------------------------------------------------------------------------------

Total assets at period end                  $ 5,674,932          2,016,932       4,165,518            --           11,857,382


-----------------------------------------------------------------------------------------------------------------------------------


YEAR ENDED DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------

(IN THOUSANDS)                              RETAIL BANKING    BUSINESS BANKING    TREASURY     ADJUSTMENTS     CONSOLIDATED TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                         $   257,400              51,702         17,414             --            326,516
Provision for loan losses                         2,423               9,377             --             --             11,800
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             254,977              42,325         17,414             --            314,716
Noninterest income                               89,988              15,462         23,371             --            128,821
Noninterest expense                             202,654              34,900         11,102         18,474            267,130
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      142,311              22,887         29,683        (18,474)           176,407
Income taxes                                     46,899               7,537          9,767         (6,087)            58,116
-----------------------------------------------------------------------------------------------------------------------------------
Net income after taxes                      $    95,412              15,350         19,916        (12,387)           118,291
-----------------------------------------------------------------------------------------------------------------------------------

Total assets at period end                  $ 5,641,529           1,682,209      3,925,770             --         11,249,508


                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


YEAR ENDED DECEMBER 31, 1999
-----------------------------------------------------------------------------------------------------------------------------------

(IN THOUSANDS)                              RETAIL BANKING    BUSINESS BANKING    TREASURY     ADJUSTMENTS     CONSOLIDATED TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                         $   240,202              49,596          13,715            --             303,513
Provision for loan losses                         5,109               3,891              --            --               9,000
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision             235,093              45,705          13,715            --             294,513
Noninterest income                               60,585              15,132          16,913            --              92,630
Noninterest expense                             169,785              33,016          13,364        28,296             244,461
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                      125,893              27,821          17,264       (28,296)            142,682
Income taxes                                     41,760               9,236           5,727        (9,391)             47,332
-----------------------------------------------------------------------------------------------------------------------------------
Net income after taxes                      $    84,133              18,585          11,537       (18,905)             95,350
-----------------------------------------------------------------------------------------------------------------------------------

Total assets at period end                  $ 5,123,912           1,316,305       3,491,527            --           9,931,744


The Retail Banking segment includes investment and insurance services, consumer lending and the Bank's deposit generation and direct banking activities, which include the operation of automated teller machines and telebanking customer support, sales and small business banking. The Retail Banking segment also includes the Bank's residential real estate loan origination, servicing and secondary marketing activities. The Business Banking segment includes the Bank's commercial and industrial, lease financing and commercial real estate lending activities. This segment also includes business deposits, cash management activities for business banking, government finance and all trust activities including Webster Financial Advisors. The Treasury segment includes interest-bearing deposits, investment securities, Federal Home Loan Bank advances, repurchase agreements and other borrowings.

During 2000, as part of the management reorganization, Webster consolidated its consumer banking and mortgage lending segments and investment and insurance services which was previously included within the "all other" segment category, into Retail Banking. The trust function and government finance activities that were previously included within the "all other" segment category were transferred into the Business Banking segment.

Allocations to segments are subject to periodic adjustment as the internal management accounting system is revised and business or product lines within the segments change. Also, because the development and application of these methodologies is a dynamic process, the financial results presented may be periodically revised.

Management allocates indirect expenses to its segments. These expenses include administration, finance, operations and other support functions. Adjustments are made to equal consolidated totals for certain income and expenses that are not allocated to the segments when they do not directly relate to individual segments. For 2001, capital securities expense of $14.5 million was not allocated to a segment. For 2000, capital securities expense of $14.3 million and dividend expense on preferred stock of subsidiary of $4.2 million were not allocated. For 1999, capital securities expense of $14.6 million, dividend expense on preferred stock of subsidiary of $4.2 million and acquisition-related expense of $9.5 million were not allocated.

NOTE 18: CAPITAL SECURITIES OF SUBSIDIARY TRUSTS
------------------------------------------------

During 1997, Webster formed a statutory business trust, Webster Capital Trust I ("Trust I"), of which Webster owns all of the common stock. Trust I exists for the sole purpose of issuing trust securities and investing the proceeds in an equivalent amount of subordinated debentures of the Corporation. On January 31, 1997, Trust I completed a $100.0 million underwritten public offering of 9.36% Corporation-Obligated Mandatorily Redeemable Capital Securities of Webster Capital Trust I ("capital securities"). The sole asset of Trust I is the $100.0 million of Webster's 9.36% junior subordinated deferrable interest debentures due in 2027 ("subordinated debt securities"), purchased by Trust I on January 30, 1997.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 1, 1997, Eagle Financial Capital Trust I, subsequently renamed Webster Capital Trust II ("Trust II"), completed a $50.0 million private placement of 10.00% capital securities. Proceeds from the issue were invested by Trust II in junior subordinated deferrable debentures issued by Eagle due in 2027. These debentures represent the sole assets of Trust II.

Total expenses for Trusts I and II were $14.5 million, $14.3 million and $14.6 million for 2001, 2000 and 1999 respectively, inclusive of issuance cost amortization. The expense associated with Trust I and Trust II is tax deductible.

Webster organized Webster Capital Trust III in June 1999 and to date the trust has not been capitalized. Webster Capital Trust III was established for the sole purpose of issuing trust securities and investing the proceeds in an equivalent amount of subordinated debentures of Webster.

The subordinated debt securities are unsecured obligations of Webster and are subordinate and junior in right of payment to all present and future senior indebtedness of Webster. Webster has entered into a guarantee, which together with Webster's obligations under the subordinated debt securities and the declaration of trust governing Trust I and Trust II, including its obligations to pay costs, expenses, debts and liabilities (other than trust securities), provides a full and unconditional guarantee of amounts on the capital securities. The capital securities qualify as Tier I capital under regulatory capital definitions.

NOTE 19: PREFERRED STOCK OF SUBSIDIARY CORPORATION
--------------------------------------------------

The Bank formed and incorporated Webster Preferred Capital Corporation ("WPCC") in March 1997. WPCC was formed to provide a cost-effective means of raising funds, including capital, on a consolidated basis for the Bank. WPCC's strategy is to acquire, hold and manage real estate mortgage assets.

In December 1997, WPCC raised $50.0 million in a public offering in which $40.0 million was issued as Series A 7.375% cumulative redeemable preferred stock and $10.0 million was issued as Series B 8.625% cumulative redeemable preferred stock that is quoted under NASDAQ listing (WBSTP). The Bank owns all of WPCC's common stock. The Series A preferred stock was redeemed in January 2001. The Series B preferred stock is not redeemable prior to January 15, 2003, except upon the occurrence of a specified tax event. Dividend expense on the preferred stock, inclusive of issuance cost amortization, was $985,000 for 2001 and for 2000 and 1999 it was $4.2 million for each year. The preferred shares are not exchangeable into common stock or any other securities of the Bank or Webster, and will not constitute regulatory capital of either the Bank or Webster.


NOTE 20: LEGAL PROCEEDINGS
--------------------------

Webster is a party to various legal proceedings normally incident to the kind of business conducted. Management believes that no material liability will result from such proceedings.

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21: PARENT COMPANY CONDENSED FINANCIAL INFORMATION
-------------------------------------------------------

The Condensed Statements of Condition for 2001 and 2000 and the Statements of Income and Cash Flows for the three-year period ended December 31, 2001 (Parent Company only) are presented below.


STATEMENTS OF CONDITION
----------------------------------------------------------------------------------------------------------------
                                                                                     At December 31,
                                                                          --------------------------------------
(In thousands)                                                                  2001                  2000
----------------------------------------------------------------------------------------------------------------
ASSETS:

   Cash and due from depository institutions                              $       1,147                    55
   Interest-bearing deposits                                                     15,928                40,321
   Securities available for sale                                                 83,202                95,031
   Loan receivable                                                                3,163                    --
   Investment in subsidiaries                                                 1,161,497             1,014,678
   Due from subsidiaries                                                          1,247                   108
   Other direct investments                                                      16,732                14,333
   Other assets                                                                   7,217                11,041
----------------------------------------------------------------------------------------------------------------
    Total assets                                                          $   1,290,133             1,175,567
----------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY:
   Senior notes                                                           $     126,000               126,000
   Other liabilities                                                              7,666                 9,193
----------------------------------------------------------------------------------------------------------------
   Total Liabilities                                                            133,666               135,193
----------------------------------------------------------------------------------------------------------------

   Corporation-obligated mandatorily redeemable
    capital securities of subsidiary trusts                                     150,000               150,000

   Shareholders' equity                                                       1,006,467               890,374
----------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                            $   1,290,133             1,175,567
----------------------------------------------------------------------------------------------------------------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                    Years ended December 31,
                                                                       ---------------------------------------------------
(In thousands)                                                              2001            2000            1999
--------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME:
   Dividends from subsidiary                                           $   36,000          133,552          50,806
   Interest on securities                                                   7,222            7,535           8,088
   Interest on loans                                                           95               --              --
   Gain on sale of securities                                               1,674            8,293           1,834
   Other noninterest income                                                   663                1               1
--------------------------------------------------------------------------------------------------------------------------
    Total operating income                                                 45,654          149,381          60,729
--------------------------------------------------------------------------------------------------------------------------

OPERATING EXPENSE:
   Interest expense on borrowings                                          11,164            7,383           5,541
   Capital securities expense                                              14,462           14,323          14,645
   Compensation and benefit                                                 3,966            3,094           2,028
   Other noninterest expenses                                               2,747            1,607           5,276
--------------------------------------------------------------------------------------------------------------------------
    Total operating expense                                                32,339           26,407          27,490
--------------------------------------------------------------------------------------------------------------------------
   Income before income taxes and equity
    in undistributed earnings of subsidiaries                              13,315          122,974          33,239

   Income tax benefit                                                       9,300            4,335           6,524
--------------------------------------------------------------------------------------------------------------------------
   Income before equity in undistributed
    earnings of subsidiaries                                               22,615          127,309          39,763

   Equity in undistributed earnings (losses) of subsidiaries              110,573           (9,018)         55,587
--------------------------------------------------------------------------------------------------------------------------
Net income                                                             $  133,188          118,291          95,350
--------------------------------------------------------------------------------------------------------------------------

                 WEBSTER FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

STATEMENTS OF CASH FLOWS

                                                                                   Years ended December 31,
---------------------------------------------------------------------------------------------------------------------------
(In thousands)                                                              2001             2000             1999
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                         $    133,188          118,291          95,350
   Decrease (increase) in interest receivable                                  510              (41)            (72)
   Increase in other assets                                                 (1,826)         (11,671)         (1,703)
   Gain on sale of securities                                               (1,674)          (8,293)         (1,834)
   Equity in undistributed (earnings) loss of subsidiaries                (110,573)           9,018         (55,587)
   (Decrease) increase in other liabilities                                 (2,010)           4,220          (2,557)
   Amortization of stock-based compensation                                  1,184              595             203
   Amortization of securities, net                                              72               73          (5,137)
   Other, net                                                                   --               --           1,080
---------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                18,871          112,192          29,743
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Purchases of securities available for sale                               (7,268)        (354,560)       (132,824)
   Sales and maturities of securities available for sale                    30,852          382,669         153,989
   Decrease (increase) in interest-bearing deposits                         24,431          (40,021)            435
   Increase in loan receivable                                              (3,163)              --              --
   Net cash paid for purchase acquisitions                                 (25,670)         (27,187)             --
   Other, net                                                                   --               --            (183)
   Distribution from bank subsidiary                                            --             (527)         10,000
---------------------------------------------------------------------------------------------------------------------------
   Net cash provided (used) by investing activities                         19,182          (39,626)         31,417
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Repayment of borrowings                                                    (357)        (856,649)       (151,607)
   Proceeds from borrowings                                                     --          903,240         180,006
   Exercise of stock options                                                 7,622           13,308           9,342
   Cash dividends to shareholders                                          (33,003)         (28,645)        (20,729)
   Common stock repurchases                                                (11,223)        (110,797)        (72,161)
---------------------------------------------------------------------------------------------------------------------------
   Net cash used by financing activities                                   (36,961)         (79,543)        (55,149)
---------------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                             1,092           (6,977)          6,011
Cash and cash equivalents at beginning of year                                  55            7,032           1,021
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                              $      1,147               55           7,032
---------------------------------------------------------------------------------------------------------------------------